Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

CONTANGO OIL & GAS COMPANY,

as Borrower,

ROYAL BANK OF CANADA,

as Administrative Agent,

AMEGY BANK NATIONAL ASSOCIATION,

as Swing Line Lender,

THE ROYAL BANK OF SCOTLAND PLC and REGIONS BANK,

as Syndication Agents,

COMPASS BANK AND CAPITAL ONE, NATIONAL ASSOCIATION,

as Documentation Agents

and

THE LENDERS SIGNATORY HERETO

RBC CAPITAL MARKETS LLC

Joint Lead Arranger and Bookrunner

THE ROYAL BANK OF SCOTLAND PLC

as Joint Lead Arranger

Dated as of October 1, 2013

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-ii-

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	–	List of Percentage Shares and Maximum Credit Amounts

Annex II	–	Notice Addresses

Exhibit A	–	Form of Revolving Credit Note

Exhibit B	–	Form of Borrowing, Continuation and Conversion Request

Exhibit C	–	Form of Compliance Certificate

Exhibit D	–	List of Security Instruments

Exhibit E	–	Form of Assignment and Assumption

Exhibit F-1	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-2	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-3	–	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes

Exhibit F-4	–	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes

Exhibit G	–	Form of Opinions of Counsel

Schedule 7.02	–	Liabilities

Schedule 7.03	–	Litigation and Judgments

Schedule 7.09	–	Taxes

Schedule 7.10	–	Titles, etc.

Schedule 7.14	–	Subsidiaries, Locations, Jurisdictions, Taxpayer I.D. Numbers

Schedule 7.16	–	Environmental Matters

Schedule 7.19	–	Required Hedge Agreements

Schedule 7.21	–	Material Agreements

Schedule 7.23	–	Gas Imbalances

Schedule 7.24	–	Name Changes

Schedule 9.01	–	Debt

Schedule 9.02	–	Liens

Schedule 9.03	–	Investments, Loans and Advances

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of October 1, 2013 is among CONTANGO OIL & GAS COMPANY, a Delaware corporation (the “Borrower”); each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a “Lender” and, collectively, the “Lenders”); ROYAL BANK OF CANADA (in its individual capacity, “RBC”), as Administrative Agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”) and as Issuing Bank; AMEGY BANK NATIONAL ASSOCIATION, as Swing Line Lender, THE ROYAL BANK OF SCOTLAND PLC and REGIONS BANK, as syndication agents for the Lenders (in such capacity, the “Syndication Agents”), and COMPASS BANK and CAPITAL ONE NATIONAL ASSOCIATION, as documentation agents.

R E C I T A L S

A. The Borrower has requested that the Lenders provide Loans to the Borrower and that RBC as Issuing Bank provide Letters of Credit to or at the request of the Borrower.

B. The Borrower has entered into the Agreement and Plan of Merger (as from time to time amended, modified or supplemented, the “Merger Agreement”) among the Borrower, Contango Acquisition, Inc. (“Acquisition Co.”) and Crimson Exploration Inc. (“Crimson”) dated as of April 29, 2013, pursuant to which Crimson will merge into Acquisition Co., a wholly-owned subsidiary of the Borrower, with Crimson as the surviving entity (the “Merger”).

C. The Borrower will use the proceeds of the loans hereunder (i) to refinance its outstanding obligations under the Second Amended and Restated Credit Agreement among the Borrower, Contango Operators, Inc., Amegy Bank National Association (“Amegy”), as Administrative Agent and Letter of Credit Insurer and the Lenders party thereto dated as of October 1, 2010 (as from time to time amended, modified or supplemented, the “Existing Contango Credit Agreement”), (ii) to refinance Crimson’s outstanding obligations under the Amended and Restated Credit Agreement dated as of May 31, 2007 among Crimson, as Borrower, Wells Fargo Bank, National Association, as Agent, The Royal Bank of Scotland plc and Wells Fargo Bank, National Association as Co-Lead Arrangers and Joint Bookrunners and the Lenders party thereto (as from time to time amended, modified or supplemented, the “Existing Crimson Credit Agreement”), (iii) to refinance its outstanding obligations under that certain Second Lien Credit Agreement, dated as of December 27, 2010, among Crimson Exploration Inc., as borrower, the lenders party thereto from time to time and Barclays Bank plc, as agent, sole bookrunner and sole lead arranger (the “Second Lien Credit Agreement”), (iv) to pay fees, commissions and expenses in respect of this Agreement and the Merger, and (v) to finance ongoing working capital requirements and other general corporate purposes, including the acquisition of oil and gas properties.

D. NOW THEREFORE, in consideration of the foregoing recitals, of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, the terms defined in the opening paragraph and the Recitals above shall have the meanings indicated therein.

Section 1.02 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Act” shall have the meaning assigned to such term in Section 12.19.

“Additional Costs” shall have the meaning assigned such term in Section 5.01(b).

“Affected Loans” shall have the meaning assigned such term in Section 5.04.

“Affiliate” of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to “control” (including, with its correlative meanings, “controlled by” and “under common control with”) such corporation or other Person.

“Agreement” shall mean this Credit Agreement, as the same may from time to time be amended, modified, waived or supplemented.

“Aggregate Commitments” at any time shall equal the amount calculated in accordance with Section 2.03(a).

“Aggregate Maximum Revolving Credit Amounts” at any time shall equal the sum of the Maximum Revolving Credit Amounts of the Lenders, as the same may be reduced pursuant to Section 2.03(b). As of the Closing Date, the Aggregate Maximum Revolving Credit Amounts equal $500,000,000.00.

“Alternative Swing Line Procedures” shall have the meaning assigned to such term in Section 2.01(d)(ix).

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on Annex II attached hereto or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

Applicable Margin

Borrowing Base Utilization	LIBOR Loans	Base Rate Loans	Commitment Fee
Less than 25%	1.75%	0.75%	.375%
Greater than or equal to 25%, but less than 50%	2.00%	1.00%	.375%
Greater than or equal to 50%, but less than 75%	2.25%	1.25%	.500%
Greater than or equal to 75%, but less than 90%	2.50%	1.50%	.500%
Greater than or equal to 90%	2.75%	1.75%	.500%

Each change in the Applicable Margin resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.

“Approved Counterparty” shall mean any Person who at the time a Hedge Agreement was entered into was (a) a Lender or any Lender Affiliate, or (b) any other Person whose issuer rating or long term senior unsecured debt rating at the time of entry into the applicable Hedge Agreement is A/A2 by S&P or Moody’s (or their equivalent) or higher (or whose obligations under the applicable Hedge Agreement are guaranteed by an Affiliate of such Person meeting such rating standards).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean RBC Capital Markets LLC, as lead arranger and bookrunner.

“Assignment” shall have the meaning assigned such term in Section 12.06(b).

“Autoborrow Agreement” shall mean an agreement between the Borrower and the Swing Line Lender that provides for an automatic Swing Line Loan on a recurring basis, subject to satisfaction of all conditions precedent set forth hereunder; provided that such Autoborrow Agreement shall be subject to the terms and conditions set forth in this Agreement and to the extent of any conflict between this Agreement and the Autoborrow Agreement, this Agreement shall control.

“Base Rate” shall mean, with respect to any Base Rate Loan, for any day, the highest of (i) the U.S. prime rate of interest announced from time to time by RBC, changing when and as said U.S. prime rate changes, (ii) 1 month LIBOR Rate plus 1.0% per annum and (iii) the Federal Funds Rate most recently determined by the Administrative Agent plus 0.50% per annum. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

“Base Rate Loans” shall mean Loans that bear interest at rates based upon the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Beneficiaries” shall mean the Administrative Agent, the Lenders, the Swing Line Lender, the Issuing Bank, each Secured Swap Provider and each Lender Affiliate that is a party to a Cash Management Agreement with the Borrower or any Guarantor.

“Benefiting Guarantor” shall mean a Guarantor for which funds or other support is necessary for such Guarantor to constitute an Eligible Contract Participant.

“Board of Directors” shall mean the Board of Directors of the Borrower, or any authorized committee of the Board of Directors.

“Borrowing Base” shall mean at any time an amount equal to the amount determined in accordance with Section 2.08.

“Borrowing Base Property” shall mean any Oil and Gas Property included in the most recently delivered Reserve Report.

“Borrowing Base Utilization” shall mean the fraction expressed as a percentage equal to (i) the aggregate Credit Exposures divided by (ii) the Borrowing Base.

“Business Day” shall mean any day other than a day on which commercial banks are authorized or required to close in New York, New York, and, where such term is used in the definition of “Quarterly Date” or if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a LIBOR Loan or a notice by the Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change in Control” shall mean the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) (or such lower percentage as may be provided for in the corresponding provision of the definition of “Change of Control” in the Senior Unsecured Notes) of the Equity Interest of the Borrower other than, with respect to a merger or consolidation, a transaction in which the Equity Interest of the Borrower outstanding immediately prior to such transaction is converted into or exchanged for Equity Interest (other than Disqualified Capital Stock) of the surviving or transferee Person (or any parent thereof) constituting a majority of the outstanding shares, units or the like, of such Equity Interest of such surviving or transferee Person (or any parent thereof) immediately after giving effect to such transaction or (b) at least one-half of the Board of Directors are not Continuing Directors.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, or regulation or treaty after the date of this Agreement, (b) any change in any law, rule, or regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank or by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any with the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of by any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any Governmental Authority, in each case, with respect to the implementation of the pursuant to the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, including if such date is before a Lender became a party to this Agreement.

“Closing Date” shall mean October 1, 2013.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

“Commitment” shall mean, for any Lender, its obligation to make Revolving Credit Loans and Swing Line Loans and to participate in the Letters of Credit up to the lesser of (i) such Lender’s Maximum Revolving Credit Amount and (ii) the Lender’s Percentage Share of the amount equal to the then effective Borrowing Base.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Consolidated Net Income” shall mean with respect to the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets, including ceiling test write downs.

“Consolidated Subsidiaries” shall mean each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise indicated, each reference to the term “Consolidated Subsidiary” shall mean a Subsidiary consolidated with the Borrower.

“Continuing Directors” shall mean, as of any date of determination, any member of the board of directors of the Borrower: (a) who was a member of the Board of Directors on the Closing Date after giving effect to the transactions contemplated by the Merger Agreement, (b) whose nomination for election to the Board of Directors was made with the approval of, or whose election to the Board of Directors was ratified by, at least two-thirds of the directors who were members of the Board of Directors on the Closing Date or who were so elected to the Board of Directors thereafter, or (c) whose membership on the Board of Directors was consented to by the Majority Lenders.

“Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its participation interest in the Swing Line Loans and its LC Exposure at such time.

“Current Assets” shall have the meaning assigned such term in Section 9.12.

“Current Liabilities” shall have the meaning assigned such term in Section 9.12.

“Debt” shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person in respect of letters of credit, (iii) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, surety or other bonds and similar instruments; (iv) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (v) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise), other than office leases to the extent capitalized; (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to deliver goods or services including Hydrocarbons in consideration of advance payments, except as permitted by Section 9.18 and disclosed by Section 8.06(c); (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; (xiii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (xiv) all obligations of such Person under Hedge Agreements excluding Hedge Agreements with Administrative Agent or any other Lender.

“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, unless, in regards to payment of its portion of Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or the Issuing Bank in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and purchase participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deficiency” shall have the meaning assigned such term in Section 2.07(b)(ii).

“Disqualified Capital Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Revolving Credit Termination Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated; provided that mandatory redemption events associated with the sale of assets or corporate mergers shall not cause such Equity Interest to become Disqualified Capital Stock.

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDAX” shall mean, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion and amortization and exploration expense; and all other non-cash items (including unrealized hedging gains and losses under FAS 133, non-cash asset writedowns or FAS 143 charges and/or any non-cash share based compensation or payment charges under FAS 123R).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

“Engineering Reports” shall have the meaning assigned such term in Section 2.08(b).

“Environmental Laws” shall mean any and all Governmental Requirements pertaining to the protection of human health and safety (to the extent relating to exposure to harmful or deleterious substances) or of the environment applicable to the Borrower or any Subsidiary, or where any Property of the Borrower or any Subsidiary, including without limitation, the Oil Pollution Act of 1990, 33 U.S.C.A. § 2701 et seq. (“OPA”), as amended, the Clean Air Act, 42 U.S.C.A. § 7401 et seq., as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 {Superfund Amendments and Reauthorization Act of 1986 (“SARA”)}, 42 U.S.C.A. § 9601 et seq. (“CERCLA”), as amended. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state or jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste” or “disposal” which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply. The term “hazardous substance” shall include any (i) polychlorinated biphenyls; (ii) petroleum products; (iii) radioactive materials, urea formaldehyde foam insulation, radon; and (iv) any other chemical, material or substance the exposure to which is prohibited, limited or regulated by any Environmental Law on the basis that such chemical, material or substance is toxic, hazardous or harmful to human health or the environment.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest; provided that debt securities which are by their terms convertible into Equity Interests of a Person shall not be “Equity Interests” merely by virtue of such conversion option.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” shall mean (i) a “Reportable Event” described in Section 4043 of ERISA and the regulations issued thereunder (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation), (ii) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Event of Default” shall have the meaning assigned such term in Section 10.01.

“Excepted Liens” shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business (other than obligations under Hedge Agreements); (vii) Liens permitted by the Security Instruments; (viii) preferential rights to purchase and similar contractual provisions affecting an Oil and Gas Property; (ix) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or Reserve Report without a corresponding increase in the corresponding net revenue interest; (x) production sales contracts; division orders; contracts for sale, purchase, or exchange of oil or gas; operating agreements; area of mutual interest agreements; and production handling agreements; in each case to the extent the same: (a) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (b) do not otherwise cause any other express representation or warranty of the Borrower in any of the Loan Documents to be untrue, and (c) do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Reserve Report, or increase the working interest for such Oil and Gas Property

(if any) as reflected in any Reserve Report without a corresponding increase in the corresponding net revenue interest; (xi) all defects and irregularities affecting an Oil and Gas Property that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in any Reserve Report without a corresponding increase in the corresponding net revenue interest or otherwise interfere materially with the operation, value or use of such Oil and Gas Property; (xii) adjustments to the working and net revenue interests of the working interest owners, farmee or other co-venture associated with costs and expenses being incurred by such Person (including the Borrower or a Subsidiary thereof) under joint operating, joint development, participation, farm-out and similar agreements in the ordinary course of business, where such costs and expenses are in excess of the costs and expenses attributable to such Person’s working-interest share; (xiii) claimed interests in Oil and Gas Properties subject to litigation proceedings and (xiv) judgment Liens arising by operation of law or as the result of the abstracting of a judgment or similar action under the laws of any jurisdiction and not giving rise to an Event of Default, in respect of judgments that are not final and non-appealable judgments so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Obligation in respect of a Hedge Agreement” shall mean, with respect to any Guarantor individually determined on a Guarantor by Guarantor basis, any Obligation in respect of a Hedge Agreement, if and to the extent that, all or a portion of the joint and several liability or the guaranty of such Guarantor for, or the grant by such Guarantor of a security interest or other Lien to secure, such Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or the grant of such security interest or other Lien becomes effective with respect to, or any other time such Guarantor is by virtue of such guarantee or grant of such security interest or other Lien otherwise deemed to enter into, such Obligation. If an Obligation in respect of a Hedge Agreement arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Obligation that is attributable to Hedge Agreement for which such guarantee, security interest or other Lien is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the U.S. or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the U.S. or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.06), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 4.06(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 4.06 and (d) any federal withholding Taxes imposed under FATCA.

“Existing Loan Documents” shall mean the Existing Contango Credit Agreement, the Existing Crimson Credit Agreement, the Second Lien Credit Agreement and all promissory notes, mortgages, guaranties, security agreements, financing statements, and other documents, instruments, and agreements executed or delivered in connection with the Existing Contango Credit Agreement, the Existing Crimson Credit Agreement or the Second Lien Credit Agreement, as the case may be.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” shall mean the pro forma financial statements of the Borrower and its Consolidated Subsidiaries described or referred to in Section 7.02(a).

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Loan Parties are located. For purposes of this definition, the U.S., each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time; provided that if there occurs after the date of this Agreement any change in GAAP that affects the calculation of any covenant contained in Article IX, “GAAP” shall mean generally accepted accounting principles in effect on the Closing Date until the Majority Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” shall mean any law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, standard, guideline, or other directive or requirement, including those found in common law (whether international, national, state, or local), whether now existing or hereafter in effect (whether or not having the force of law), including, without limitation, Environmental Laws, ERISA, energy regulations and occupational, safety, health, and industrial hygiene standards or controls, and personnel licensing and certifications, or environmental conditions on, under, above, around, within, for, or about any Person or such Person’s Property, of any Governmental Authority.

“Guarantor” shall mean, each domestic Material Subsidiary now existing or hereafter created, acquired or otherwise owned by Borrower.

“Guaranty Agreement” shall mean any agreement executed by any Guarantor in form and substance satisfactory to the Administrative Agent guarantying, unconditionally, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

“Hedge Agreements” shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

“Highest Lawful Rate” shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on any other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Parties” shall have the meaning assigned such term in Section 12.03(a)(ii).

“Indemnity Matters” shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

“Information” shall have the meaning assigned such term in Section 12.15.

“Initial Funding” shall mean the funding of the initial Loans or issuance of the initial Letters of Credit upon satisfaction of the conditions set forth in Sections 6.01 and 6.02.

“Initial Reserve Reports” shall mean (i) the report of William M. Cobb & Associates, Inc. dated June 30, 2013, with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries as of such date, (ii) the reserve report of Netherland, Sewell & Associates Inc. dated December 31, 2012 with respect to the Oil and Gas Properties of Crimson and its Subsidiaries and (iii) the reserve report dated June 30, 2013, prepared under the supervision of the chief engineer of Crimson with respect to the Oil and Gas Properties of Crimson and its Subsidiaries, copies of which have been delivered to the Administrative Agent.

“Interest Period” shall mean, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.02 (or, if available to all Lenders, the twelfth month thereafter as may be requested by the Borrower and agreed to by the Lenders), except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) no Interest Period may end after the Revolving Credit Termination Date; (ii) no Interest Period for any LIBOR Loan may end after the due date of any installment, if any, provided for in Section 2.07(b) to the extent that such LIBOR Loan would need to be prepaid prior to the end of such Interest Period in order for such installment to be paid when due; (iii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iv) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be for a shorter period, such Loans shall not be available hereunder.

“Issuing Bank” shall mean RBC in its capacity as issuing bank and any successor thereto.

“LC Commitment” at any time shall mean $20,000,000.00.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” at any time shall mean the difference between (i) the aggregate face amount of all undrawn and uncancelled Letters of Credit plus the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed, minus (ii) the aggregate amount of all cash securing outstanding Letters of Credit pursuant to Section 2.01(j).

“LC Obligations” at any time shall mean the aggregate face amount of all undrawn and uncancelled Letters of Credit plus the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed.

“Lender” has the meaning specified in the opening paragraph of this Agreement and, as the context requires, includes the Swing Line Lender.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Termination Date” shall have the meaning assigned to such term in Section 5.06(c).

“Letter of Credit Agreements” shall mean the written agreements of the Borrower or any of its Subsidiaries with the Issuing Bank, as issuing lender for any Letter of Credit, executed in connection with the issuance by the Issuing Bank of the Letters of Credit, such agreements to be on the Issuing Bank’s customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by the Borrower and the Issuing Bank.

“Letter of Credit Application” shall mean a letter of credit application, in form and substance satisfactory to the Issuing Bank, delivered to the Administrative Agent requesting the issuance, reissuance, extension or renewal of any Letter of Credit and containing the information set forth in Section 2.02(g).

“Letters of Credit” shall mean the letters of credit issued pursuant to Section 2.01(b) and all reimbursement obligations pertaining to any such letters of credit, and “Letter of Credit” shall mean any one of the Letters of Credit and the reimbursement obligations pertaining thereto.

“Leverage Ratio” shall have the meaning assigned to such term in Section 9.13.

“LIBOR” shall mean, for each Interest Period for any LIBOR borrowing, the rate per annum appearing on the Reuters LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the day that is two (2) Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the Administrative Agent will request the Reference Banks to provide the Administrative Agent with their offer quotations for deposits in Dollars for such Interest Period to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on such second Business Day in a representative amount and for a period approximately equal to such Interest Period and the Administrative Agent shall calculate the LIBOR Rate using the average of such quotations. Each determination of the LIBOR Rate by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“LIBOR Loans” shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of “LIBOR Rate”.

“LIBOR Rate” shall mean, with respect to any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Administrative Agent to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) 1 minus the Reserve Requirement for such Loan for such Interest Period.

“Lien” shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” shall mean this Agreement, the Notes, the Guaranty Agreements, all Letters of Credit, all Letter of Credit Agreements, all Letter of Credit Applications and the Security Instruments.

“Loans” shall mean the loans as provided for by Sections 2.01(a) and 2.01(d), including Revolving Credit Loans and Swing Line Loans.

“Majority Lenders” shall mean, at any time while no Loans are outstanding, Lenders having more than fifty percent (50%) of the Aggregate Commitments and, at any time while Loans are outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.06(d), but with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and the risk participation and funded participation in LC Obligations and Swing Line Obligations held by Defaulting Lenders shall be excluded.

“Material Adverse Effect” shall mean any set of circumstances or events that (a) has or could reasonably be expected to have any material and adverse effect whatsoever upon, or result in or reasonably be expected to result in a material adverse change in, (i) the assets, liabilities, financial condition, business, operations or affairs of the Borrower and its Subsidiaries taken as a whole different from those reflected in the Financial Statements or from the facts represented or warranted in any Loan Document, or (ii) the ability of the Borrower and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis, (b) impairs materially or could be reasonably expected to impair materially the ability of the Borrower and its Subsidiaries to duly and punctually pay and perform their obligations under the Loan Documents or (c) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce its legal remedies pursuant to the Loan Documents.

“Material Agreements” shall mean all agreements listed on Schedule 7.21.

“Material Subsidiary” shall mean each Subsidiary of the Borrower which (a) has assets having a book value in excess of $1,000,000.00 or (b) guarantees any other Debt in respect of borrowed money.

“Maximum Revolving Credit Amount” shall mean, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Revolving Credit Amounts”, as the same may be reduced pursuant to Section 2.03(b) pro rata to each Lender based on its Percentage Share or as modified from time to time to reflect any assignments permitted by Section 12.06(b).

“Mortgage” shall mean, whether one or more, each Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement executed by the Borrower or any Guarantor pursuant hereto, and granting a Lien in favor of the Administrative Agent to secure the Obligations in the Oil and Gas Properties, now owned or hereafter existing, of the Borrower and the Guarantors, as the same from time to time may be amended, supplemented, restated or otherwise modified.

“Mortgaged Property” shall mean the Property owned by the Borrower and/or the Guarantors and which is subject to the Liens existing and to exist under the terms of the Security Instruments and/or Mortgages.

“Multiemployer Plan” shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

“Notes” shall mean the Notes (including without limitation the Swing Line Note) provided for by Section 2.06, together with any and all renewals, extensions for any period, increases, rearrangements, modifications, consolidations, substitutions, amendments, and/or modifications thereof.

“Notice of Termination” shall have the meaning assigned such term in Section 5.06(a).

“Notice of Transfer” means notice of any sale, assignment, conveyance or other transfer of any Borrowing Base Properties by the Borrower or any of its Subsidiaries, which notice shall be delivered to the Administrative Agent prior to or promptly following such sale, assignment, conveyance or transfer unless such sale, assignment, conveyance or transfer is of sufficient Borrowing Base Properties to allow the Administrative Agent and the Required Lenders to adjust the Borrowing Base as provided in Section 9.14, in which event the Borrower shall provide such notice to the Administrative Agent at least fifteen (15) days prior to such sale, assignment, conveyance or transfer.

“Obligations” shall mean all indebtedness, obligations and liabilities of the Borrower or any Subsidiary to any of the Lenders, any of the Lenders’ Affiliates, the Administrative Agent, the Swing Line Lender, the Issuing Bank or any other Beneficiary, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred (i) under any Loan Document, (ii) under any Hedge Agreement with any Secured Swap Provider or Cash Management Agreement among the Borrower or any of its Subsidiaries and any Lender or Lender Affiliate if in existence on the Closing Date or entered into while such Person is a Lender or Lender Affiliate, or (iii) in respect of any of the Loans made or reimbursement obligations incurred or any of the Notes, Letters of Credit or other instruments at any time evidencing any thereof, including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, or any other obligations incurred under this Agreement or any of the Security Instruments and all renewals, extensions, refinancings and replacements for the foregoing; provided that Obligations shall not include any Excluded Obligation in respect of a Hedge Agreement.

“OFAC” shall mean the U.S. Treasury Department’s Office of Foreign Assets Control.

“Oil and Gas Properties” shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells (including those used for either environmental sampling or remedial purposes), structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPA” shall mean the Oil Pollution Act which can be found at 33 U.S.C. § 27.01 et seq.

“Other Taxes” shall have the meaning assigned such term in Section 4.06(b).

“Participant” shall have the meaning assigned to such term in Section 12.06(d).

“Participant Register” shall have the meaning assigned to such term in Section 12.06(d).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

“Percentage Share” shall mean (with respect to any Lender) the percentage of the Aggregate Commitments to be provided by such Lender under this Agreement as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by Section 12.06(b).

“Person” shall mean any individual, corporation, company, limited liability company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Plan” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate, in each case, excluding any Multiemployer Plan.

“Post-Default Rate” shall mean a rate per annum equal to two percent (2%) per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any) for Base Rate Loans, but in no event to exceed the Highest Lawful Rate.

“Prime Rate” shall mean for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its U.S. “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect on the day the change is announced within the Administrative Agent for all Prime Rate-based loans without notice to the Borrower at the time of such change in the Prime Rate.

“Property” or “Properties” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PV-9” shall mean, with respect to any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Borrower’s interest in such reserves during the remaining expected economic lives of such reserves, calculated in accordance with the pricing assumptions provided by the Administrative Agent and utilized in the most recent Reserve Report.

“Qualified ECP Credit Party” shall mean, with respect to any Benefiting Guarantor in respect of any Obligation in respect of a Hedge Agreement, each Guarantor that, at the time of the guaranty by such Benefiting Guarantor of, or grant by such Benefiting Guarantor of a security interest or other Lien securing, such Obligation in respect of a Hedge Agreement is entered into or becomes effective with respect to, or at any other time such Benefiting Guarantor is by virtue of such guaranty or grant of a security interest or other Lien otherwise deemed to enter into, such Obligation, constitutes an Eligible Contract Participant and can cause such Benefiting Guarantor to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Dates” shall mean the last day of each March, June, September and December, in each year, the first of which shall be December 31, 2013; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

“Redetermination Date” shall mean the date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in Section 2.08(c) both for scheduled redeterminations and unscheduled redeterminations.

“Reference Banks” shall mean up to three Lenders as selected and agreed to by the Administrative Agent and the Borrower.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Replacement Lenders” shall have the meaning assigned to such term in Section 5.06(b).

“Required Lenders” shall mean, at any time while no Loans are outstanding, Lenders having at least sixty-six and two/thirds percent (66-2/3%) of the Aggregate Commitments and, at any time while Loans are outstanding, Lenders holding at least sixty-six and two/thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.06(d), but with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition) and the risk participation and funded participation in LC Obligations held by Defaulting Lenders shall be excluded.

“Required Payment” shall have the meaning assigned such term in Section 4.04.

“Reserve Report” shall mean a report, in form and substance satisfactory to the Administrative Agent, setting forth, as of each December 31 and June 30 (or such other date in the event of an unscheduled redetermination), (i) the proved oil and gas reserves attributable to the Borrower and its Subsidiaries’ Oil and Gas Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions provided by Administrative Agent at the time and (ii) such other information as the Administrative Agent may reasonably request.

“Reserve Requirement” shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Change in Law against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of “LIBOR” or (ii) any category of extensions of credit or other assets which include a LIBOR Loan.

“Responsible Officer” shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term “Responsible Officer” shall include the Chief Financial Officer or Treasurer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Revolving Credit Notes” shall mean the promissory note or notes (whether one or more) of the Borrower described in Section 2.06 and being substantially in the form of Exhibit A.

“Revolving Credit Loans” shall have the meaning assigned such term in Section 2.01(a).

“Revolving Credit Termination Date” shall mean October 1, 2017.

“Scheduled Redetermination Date” shall have the meaning assigned such term in Section 2.08(c).

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Swap Provider” shall mean any Lender or any Lender Affiliate which has entered into a Hedge Agreement with the Borrower or any of its Subsidiaries pursuant to the terms of this Agreement and any Person that has entered with the Borrower and/or Crimson into one or more of the Hedge Agreements listed on Schedule 7.19 attached hereto.

“Security Instruments” shall mean the Letters of Credit, the Letter of Credit Agreements, the agreements or instruments described or referred to in Exhibit D, and any and all other mortgages, deeds of trust, security agreements, guarantees and other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of, any of the Obligations, as such agreements may be amended, supplemented or restated from time to time.

“Senior Unsecured Notes” shall mean unsecured senior or senior subordinated notes issued by Borrower, and guaranteed by the Guarantors, in compliance with Section 9.01(k).

“Senior Unsecured Notes Documents” shall mean the indenture and all documents, instruments, and agreements now or hereafter executed and/or delivered by Borrower or any and any Guarantors in connection with the Senior Unsecured Notes.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Entity” shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g., a sole general partner controls a limited partnership).

“Subsidiary” shall mean (i) any corporation or other legally formed entity of which at least a majority of the outstanding shares of stock or other ownership interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such entity (irrespective of whether or not at the time stock or any other ownership interest of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swing Line” shall mean that portion of the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.01(d).

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan pursuant to Section 2.01(d).

“Swing Line Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swing Line Loans.

“Swing Line Lender” shall mean Amegy Bank National Association in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” shall have the meaning given such term in Section 2.01(d)(i).

“Swing Line Note” shall have the meaning given such term in Section 2.06.

“Swing Line Loan Notice” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.01(d), which shall be in form of and substance satisfactory to the Swing Line Lender.

“Swing Line Settlement Date” shall mean the last day of each calendar month; provided, however, that if any such day is not a Business Day, the applicable Swing Line Settlement Date shall be the Business Day immediately preceding such day.

“Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $10,000,000.00 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” shall have the meaning assigned such term in Section 5.06(a).

“Type” shall mean, with respect to any Loan, the characterization of such Loan as a Revolving Credit Loan, a Swing Line Loan, a Base Rate Loan or a LIBOR Loan.

“U.S. Person” shall mean a U.S. person as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned such term in Section 4.06(d)(ii)(A)(3).

Section 1.03 Terms Generally; Accounting Terms and Determinations. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP.

ARTICLE II

COMMITMENTS

Section 2.01 Loans and Letters of Credit.

(a) Revolving Credit Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans (each such loan a “Revolving Credit Loan”) to the Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Lender becomes a party to this Agreement as provided in Section 12.06(b), to and up to, but excluding, the Revolving Credit Termination Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Commitment as then in effect; provided, however, that the sum of the aggregate principal amount of all such Revolving Credit Loans by all Lenders hereunder, plus the aggregate principal amount of all Swing Line Loans, plus the LC Obligations at any one time outstanding shall not exceed the Aggregate Commitments. Subject to the terms of this Agreement, during the period from the Closing Date to and up to, but excluding, the Revolving Credit Termination Date, the Borrower may borrow, repay and reborrow the amount described in this Section 2.01(a).

(b) Letters of Credit. During the period from and including the Closing Date to, but excluding, the date which is five (5) Business Days prior to the Revolving Credit Termination Date, the Issuing Bank, as issuing bank for the Lenders, agrees to extend credit for the account of the Borrower or any Subsidiary of the Borrower at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided, however, the LC Obligations at any one time outstanding shall not exceed the lesser of (i) the LC Commitment or (ii) the Aggregate Commitments, as then in effect, minus the aggregate principal amount of all Loans then outstanding. The Lenders shall participate in such Letters of Credit according to their respective Percentage Shares. Each of the Letters of Credit shall (i) be issued by the Issuing Bank, (ii) contain such terms and provisions as are reasonably required by the Issuing Bank, (iii) be for the account of the Borrower or a Subsidiary of the Borrower and (iv) expire not later than the earlier of the date which is one year after the date of issuance thereof and the date which is five (5) Business Days before the Revolving Credit Termination Date.

(c) Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, at the option of the Borrower, the Revolving Credit Loans may be Base Rate Loans or LIBOR Loans; provided that, without the prior written consent of the Majority Lenders, no more than ten (10) LIBOR Loans may be outstanding at any time.

(d) Swing Line Loans.

(i) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.01(d), to make loans (each such loan, a “Swing Line Loan”), to the Borrower from time to time on any Business Day during the period from the Closing Date to and up to, but excluding, the Revolving Credit Termination Date, in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Percentage Share of the outstanding amount of Revolving Credit Loans and LC Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the sum of the aggregate outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus LC Obligations shall not exceed the Aggregate Commitments at such time, and (B) the sum of the aggregate outstanding amount of the Revolving Credit Loans of any Lender (other than the Swing Line Lender) at such time, plus such Lender’s Percentage Share of the outstanding amount of all LC Obligations at such time, plus such Lender’s Percentage Share of the outstanding amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(d), prepay under Section 2.07, and reborrow under this Section 2.01(d). If the Autoborrow Agreement is in effect, prepayments of Swing Loans shall be made as provided in the Autoborrow Agreement. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender (other than the Swing Line Lender) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Percentage Share times the amount of such Swing Line Loan.

(ii) Calculation of Availability. Without in any way modifying the provisions of the foregoing clause (i), it is hereby agreed that the Administrative Agent shall endeavor to give notice to the Swing Line Lender at any time that the unutilized portion of the Aggregate Commitments is less than the Swing Line Sublimit and to specify in such notice the unutilized portion of the Aggregate Commitments at such time. The Administrative Agent shall endeavor to provide such notice on the same Business Day as making a Loan that reduces availability below the Swing Line Sublimit. This clause (ii) shall not (a) give rise to any liability on behalf of the Administrative Agent, and on any date that a Swing Line Loan is requested, the Swing Line Lender may request confirmation of the unutilized portion of the Aggregate Commitments (but failure of the Administrative Agent to respond to such request shall not relieve the Swing Line Lender of its obligations to make Swing Line Loans hereunder) or (b) imply that the Administrative Agent has any obligation to calculate the outstanding Swing Line Loans (it being understood that the Swing Line Lender shall keep a record of the principal amount of the Swing Line Loans outstanding).

(iii) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender, which notice shall be in the form of a Swing Line Loan Notice delivered by e-mail, scanned PDF or any other electronic delivery specified by the Swing Line Lender. Each such Swing Line Loan Notice must be received by the Swing Line Lender not later than 3:00 p.m., Houston, Texas time on a Business Day, and shall specify (A) the amount to be borrowed, which shall be a minimum of $200,000 or any whole multiple of $50,000 in excess thereof (except as otherwise agreed in the Autoborrow Agreement, if applicable), and (B) the requested borrowing date, which shall be a Business Day. If an Autoborrow Agreement is in effect, Swing Line Loans shall be made in the amount and at the times provided in such Autoborrow Agreement, and Borrower shall not be required to deliver a Swing Line Loan Notice in respect of the Swing Line Loans extended pursuant to such Autoborrow Agreement. Promptly after receipt by the Swing Line Lender of a Swing Line Loan Notice from the Borrower and promptly upon entry into an Autoborrow Agreement, the Swing Line Lender shall provide a copy of such Swing Line Loan Notice or Autoborrow Agreement to the Administrative Agent. Subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m., Houston, Texas time on the borrowing date specified in such Swing Line Loan Notice (or in the Autoborrow Agreement, if applicable), make a Swing Line Loan in the amount specified in the Swing Line Loan Notice available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds; provided that to the extent the Swing Line Lender has received notice from the Administrative Agent that the unutilized portion of the Aggregate Commitments is less than the Swing Line Sublimit (as described in clause (ii) above), the Swing Line Lender may reduce the amount of the Swing Line Loan as necessary to ensure that the Loans (together with outstanding Letters of Credit) do not exceed the Aggregate Commitments.

(iv) Conditions. Delivery by the Borrower of a Swing Line Loan Notice shall constitute a representation and warranty by the Borrower and, on each day that a Swing Line Loan is made under an Autoborrow Agreement, the Borrower shall be deemed to represent and warrant that (a) the amount of the Swing Line Loan requested in such Swing Line Loan Notice or to be made pursuant to the Autoborrow Agreement is available for borrowing hereunder and (b) no Event of Default has occurred and is continuing. Upon obtaining knowledge that one or more of the conditions specified in Section 6.02 is not then satisfied, the Administrative Agent shall inform the Swing Line Lender of the condition that is unsatisfied.

(v) Refinancing of Swing Line Loans. On each Swing Line Settlement Date and at any other time the Swing Line Lender, in its sole and absolute discretion, may request, the Swing Line Lender, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), may require that each Lender make a Revolving Credit Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Percentage Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a borrowing notice delivered pursuant to Section 2.02(c) for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments. The Swing Line Lender shall furnish the Borrower with a copy of the applicable borrowing notice promptly after delivering such notice to the Administrative Agent not later than noon Houston time on a Business Day. Each Lender shall make an amount equal to its Percentage Share of the amount specified in such notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Principal Office not later than 2:00 p.m. Houston, Texas time on the day specified in such borrowing notice, whereupon, subject to Section 2.01(d)(v)(B), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(A) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 2.01(d)(v), the request for Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.01(d)(v) shall be deemed payment in respect of such participation.

(B) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(d)(v) by the time specified herein, the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (B) shall be conclusive absent manifest error.

(C) Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.01(d)(v) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.01(d)(v) is subject to the conditions set forth in Section 6.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(vi) Repayment of Participations. (A) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage Share thereof in the same funds as those received by the Swing Line Lender.

(B) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be refunded by the Swing Line Lender under any of the circumstances described in Section 12.10 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Percentage Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(vii) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds it Revolving Credit Loan or risk participation pursuant to this Section 2.01(d) to refinance such Lender’s Percentage Share of any Swing Line Loan, interest in respect of such Percentage Share shall be solely for the account of the Swing Line Lender.

(viii) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(ix) Alternative Swing Line Procedures. Notwithstanding the foregoing, the Borrower and the Swing Line Lender may alter or vary any of the timing for notices of or the form of notice required for Swing Line Borrowings or repayment of Swing Line Loans, the minimum amounts for Swing Line Borrowings or repayment of Swing Line Loans, and/or any of the other borrowing procedures for the Swing Line (collectively referred to as “Alternative Swing Line Procedures”) from those set forth in this Section 2.01(d) pursuant to any Autoborrow Agreement, Cash Management Agreement or other agreement entered into between Borrower and the Swing Line Lender and in effect from time to time.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to an existing Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Percentage Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Percentage Share of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.01(f) (but giving effect to the proviso in the first sentence thereof), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.01(e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying the Issuing Bank, an amount equal to such LC Disbursement (i) not later than 2:00 p.m., Houston, Texas time, on the date such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Houston Texas time, on such date or

(ii) not later than 12:00 noon, Houston, Texas time, on the first Business Day immediately following the day that the Borrower received such notice, if such notice in not received prior to 12:00 noon on the date such LC Disbursement was made. If the Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Percentage Share thereof. Such notice shall be made in writing (which written request shall be deemed to be a borrowing notice delivered pursuant to Section 2.02(c) for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 6.02. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Percentage Share of the payment then due from the Borrower and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. The Administrative Agent shall remit the funds so received to the Issuing Bank. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.01(f), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.01(f) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.01(f) to reimburse the Issuing Bank for any LC Disbursement shall constitute a Base Rate Loan to the Borrower in such amount. Any payment made by a Lender pursuant to this Section 2.01(f) to reimburse the Issuing Bank for any LC Disbursement shall not relieve or otherwise impair the obligation of the Borrower to repay such Base Rate Loans, together with interest as provided herein.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.01(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Application or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Application, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.01(g), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans. Interest accrued pursuant to this Section 2.01(i) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.01(f) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receive notice from the Administrative Agent, the Issuing Bank or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.01(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.07, then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 2.07, the amount of such excess as provided in Section 2.07, as of such date, plus any accrued and unpaid interest thereon to the extent not otherwise included in such payment; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Guarantor described in Section 10.01(e), (f) or (g). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.01(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s Obligations under this Agreement and the other Loan Documents in a “securities account” (within the meaning of Article 8 of the UCC) over which the Administrative Agent shall have “control” (within the meaning of the UCC). Notwithstanding the foregoing, the Borrower may direct the Administrative Agent and the “securities intermediary” (within the meaning of the UCC) to invest amounts credited to the securities account, at the Borrower’s risk and expense, in Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse, on a pro rata basis, the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 2.07, then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

Section 2.02 Borrowings, Continuations and Conversions, Letters of Credit.

(a) Borrowings. The Borrower shall give the Administrative Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the Type and (iii) the date (which shall be a Business Day) of the Loans to be borrowed, and (iv) (in the case of LIBOR Loans) the duration of the Interest Period therefor.

(b) Minimum Amounts. All borrowings of Loans that are Base Rate Loans shall be in amounts of at least $1,000,000.00 or the remaining balance of the Aggregate Commitments, if less, or any whole multiple of $100,000.00 in excess thereof, and all borrowings of Loans that are LIBOR Loans shall be in amounts of at least $2,000,000.00 or any whole multiple of $500,000.00 in excess thereof.

(c) Notices. All borrowings, continuations and conversions of Loans shall require advance written notice to the Administrative Agent (which shall promptly notify the Lenders) in the form of Exhibit B (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Administrative Agent not later than 11:00 a.m., Houston, Texas time at least one Business Day prior to the date of each borrowing of Loans that are Base Rate Loans and three Business Days prior to the date of each borrowing of Loans that are LIBOR Loans, continuation or conversion. Without in any way limiting the Borrower’s obligation to confirm in writing any telephonic notice, the Administrative Agent may act without liability upon the basis of telephonic notice believed by the Administrative Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Administrative Agent.

(d) Continuation Options. Subject to the provisions made in this Section 2.02(d), the Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to the Administrative Agent (which shall promptly notify the Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan pursuant to Section 2.02(e). All or any part of any LIBOR Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $2,000,000.00 or any whole multiple of $500,000.00 in excess thereof and (ii) no Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, each LIBOR Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

(e) Conversion Options. The Borrower may elect to convert all or any part of any LIBOR Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to the Administrative Agent (which shall promptly notify the Lenders) of such election. Subject to the provisions made in this Section 2.02(e), the Borrower may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a LIBOR Loan by giving advance notice as provided in Section 2.02(c) to the Administrative Agent (which shall promptly notify the Lenders) of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $2,000,000.00 or any whole multiple of $500,000.00 in excess thereof and (ii) no Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, no Base Rate Loan may be converted into a LIBOR Loan.

(f) Advances. Not later than 11:00 a.m., Houston, Texas time on the date specified for each borrowing of Loans hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to the Administrative Agent, to an account which the Administrative Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower.

(g) Letters of Credit. The Borrower shall give the Issuing Bank with a copy to the Administrative Agent (who shall promptly notify the Lenders of such request and their Percentage Share of such Letter of Credit), a Letter of Credit Application to be received by the Issuing Bank not later than 11:00 a.m., Houston, Texas time not less than three (3) Business Days prior thereto of each request for the issuance renewal or extension, of a Letter of Credit hereunder which request shall specify (i) the amount of such Letter of Credit, (ii) the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, (iii) the duration thereof, (iv) the name and address of the beneficiary thereof, (v) the form and type of the Letter of Credit and (vi) such other information as the Issuing Bank may reasonably request, all of which shall be reasonably satisfactory to the Issuing Bank. Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, the Issuing Bank shall issue, renew or extend such Letter of Credit to the beneficiary thereof.

In conjunction with the issuance of each Letter of Credit, the Borrower and the Subsidiary, if the account party, shall execute a Letter of Credit Agreement. In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, the Borrower, the Issuing Bank, the Administrative Agent and the Lenders hereby agree that the provisions of this Agreement shall govern.

The Issuing Bank will send to the Borrower and to the Administrative Agent, promptly upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.

Section 2.03 Changes of Commitments. (a) The Aggregate Commitments shall at all times be equal to the lesser of (i) the Aggregate Maximum Revolving Credit Amounts after adjustments resulting from reductions pursuant to Section 2.03(b) or (ii) the Borrowing Base as determined from time to time.

(b) The Borrower shall have the right to terminate or to reduce the amount of the Aggregate Maximum Revolving Credit Amounts or the Swing Line Sublimit at any time, or from time to time, upon not less than three (3) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than (i) $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof for any reduction of the Aggregate Maximum Revolving Credit Amounts, and (ii) $1,000,000 or any whole multiple of $500,000 in excess thereof for the Swing Line Sublimit) and shall be irrevocable and effective only upon receipt by the Administrative Agent; provided that a notice of termination or reduction of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, the incurrence of other Debt or the disposition of certain assets, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) The Aggregate Maximum Revolving Credit Amounts and the Swing Line Sublimit once terminated or reduced may not be reinstated.

Section 2.04 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share a Commitment fee on the daily average unused amount of the Borrowing Base for the period from and including the Closing Date up to, but excluding, the Revolving Credit Termination Date in an amount equal to (i) the actual daily amount by which the Aggregate Commitments exceed the sum of the outstanding principal amount of Loans plus the outstanding amount of LC Obligations, multiplied by (ii) a rate per annum equal to the amount reflected on the appropriate intersection in the table set forth in the definition of “Applicable Margin.” Accrued Commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the Revolving Credit Termination Date. For the avoidance of doubt, the outstanding principal amount of any Swing Line Loans shall not be included as usage in calculating any Commitment fees due under this Section 2.04(a).

(b) Letter of Credit Fees. The Borrower agrees to pay the Administrative Agent, for the account of each Lender, commissions for issuing the Letters of Credit on the daily average outstanding of the maximum liability of the Issuing Bank existing from time to time under such Letter of Credit (calculated separately for each Letter of Credit) at the Applicable Margin for LIBOR Loans determined on the date of issuance of the applicable Letter of Credit. Each Letter of Credit shall be deemed to be outstanding up to the full face amount of the Letter of Credit until the Issuing Bank has received the canceled Letter of Credit or a written cancellation of the Letter of Credit from the beneficiary of such Letter of Credit in form and substance acceptable to the Issuing Bank, or for any reductions in the amount of the Letter of Credit (other than from a drawing), written notification from the beneficiary of such Letter of Credit. Such commissions are payable in advance at issuance of the Letter of Credit for the first year thereof and thereafter, quarterly in arrears on each Quarterly Date and upon cancellation or expiration of each such Letter of Credit.

(i) The Borrower shall pay to the Issuing Bank, for its own account, a fronting fee equal to the greater of: (x) .175% per annum of the Letter of Credit, and (y) $500.00.

(ii) Upon each amendment, transfer, or negotiation of any Letter of Credit, the Borrower shall pay the Issuing Bank, for its own account, such fees that are in accordance with such Issuing Bank’s then-current fee policy.

(c) Other Fees. The Borrower shall pay to the Administrative Agent for its account such other fees as are set forth in the fee letter from the Lender to the Borrower on the dates specified therein to the extent not paid prior to the Closing Date.

Section 2.05 Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit or for its participations in Swing Line Loans on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

Section 2.06 Notes. If requested by a Lender, the Loans made by such Lender may be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated the Closing Date, payable to such Lender in a principal amount equal to its Maximum Revolving Credit Amount as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.06(b). The date, amount, Type, interest rate and Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and on the schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note. If requested by the Swing Line Lender, Swing Line Loans shall be evidenced by a single promissory note (the “Swing Line Note”) of the Borrower dated (i) the Closing Date or (ii) the effective date of an appointment of a successor Swing Line Lender pursuant to Section 11.09, payable to the Swing Line Lender in a principal amount equal to the Swing Line Sublimit as originally in effect and containing such other terms and provisions as shall be satisfactory to the Swing Line Lender. The date, amount and interest rate of each Swing Line Loan made by the Swing Line Lender, and all payments made on account of the principal thereof, shall be recorded by the Swing Line Lender on its books for its Swing Line Note and on the schedule attached to such Swing Line Note or any continuation thereof or on any separate record maintained by the Swing Line Lender. Failure to make any such notation or to attach a schedule shall not affect the Swing Line Lender’s or the Borrower’s rights or obligations in respect of such Swing Line Loans or affect the validity of the transfer by the Swing Line Lender of its Swing Line Note.

Section 2.07 Prepayments.

(a) Voluntary Prepayments. (i) The Borrower may prepay the Loans that are Base Rate Loans with prior written notice to the Administrative Agent (which shall promptly notify the Lenders) received not later than 10:00 a.m., Houston, Texas time on the date of such prepayment, which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $500,000.00 and a multiple of $100,000.00 or the remaining aggregate principal balance outstanding on the Loans) and shall be irrevocable and effective only upon receipt by the Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. The Borrower may prepay Loans that are LIBOR Loans on the same conditions as for Loans that are Base Rate Loans (except that prior notice to the Administrative Agent shall be not less than three (3) Business Days for LIBOR Loans) and in addition such prepayments of LIBOR Loans shall be subject to the terms of Section 5.05 and shall be in an amount equal to all of the LIBOR Loans for the Interest Period prepaid.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, however, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 3:00 p.m., Houston, Texas time on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $200,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the

Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, the Borrower and the Swing Line Lender may separately agree to vary such voluntary prepayment procedures pursuant to any Alternative Swing Line Procedures that may be in effect from time to time.

(b) Mandatory Prepayments. (i) If, after giving effect to any termination or reduction of the Aggregate Maximum Revolving Credit Amounts pursuant to Section 2.03(b), the sum of the outstanding aggregate principal amount of the Revolving Credit Loans, plus the outstanding aggregate principal amount of the Swing Line Loans, plus the LC Obligations exceeds the Aggregate Maximum Revolving Credit Amounts, the Borrower shall (i) prepay the Revolving Credit Loans and the Swing Line Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment and (ii) if any excess remains after prepaying all of the Revolving Credit Loans and the Swing Line Loans because of LC Obligations, pay to the Administrative Agent on behalf of the Lenders an amount equal to the excess to be held as cash collateral as provided in Section 2.01(j) hereof. If, after giving effect to any termination or reduction of the Swing Line Sublimit pursuant to Section 2.03(b), the outstanding principal amount of the Swing Line Loans exceeds the Swing Line Sublimit, the Borrower shall prepay the Swing Line Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment.

(ii) Upon any redetermination or reduction of the amount of the Borrowing Base in accordance with Section 2.08(b) or (c) or an adjustment under Section 8.07(c), if the redetermined or adjusted Borrowing Base is less than the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, plus the aggregate principal amount of the outstanding Swing Line Loans, plus the LC Obligations (a “Deficiency”), then the Borrower shall within thirty (30) days of such Borrowing Base redetermination do one or any combination of the following: (i) prepay the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid accrued to the date of such prepayment, (ii) notify the Administrative Agent that Borrower will prepay, in five (5) equal monthly installments commencing on the date of such notice and continuing on the same day the next four months (unless there is no corresponding day, in which event, it will be paid on the last day of such month), the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid accrued to the date of such prepayment; and/or (iii) provide additional collateral acceptable to the Administrative Agent on Oil and Gas Properties or other assets sufficient to increase the Borrowing Base to an amount at least equal to the aggregate outstanding principal amounts of the Loans (and in connection therewith provide to the Administrative Agent such Engineering Reports as the Administrative Agent may reasonably request), and if a Deficiency remains after prepaying all of the Revolving Credit Loans and Swing Line Loans because of LC Obligations, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such Deficiency to be held as cash collateral as provided in Section 2.01(j).

(iii) If, as a result of any reduction of the Borrowing Base for any reason (including as a result of a disposition of Oil and Gas Properties, the issuance of Debt or the termination of transactions under Hedge Agreements) other than as a result of the redetermination of the Borrowing Base pursuant to Section 2.08(b) or (c), a Deficiency shall exist, then the Borrower shall promptly, and in any event within two (2) Business Days prepay the Loans in an aggregate principal amount equal to such excess, together with interest on such principal amount to the date of such prepayment, and if a Deficiency remains after prepaying all of the Loans because of LC Obligations, the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such Deficiency to be held as cash collateral as provided in Section 2.01(j).

(c) Generally. Prepayments permitted or required under this Section 2.07 shall be without premium or penalty, except as required under Section 5.05 for prepayment of LIBOR Loans. Any prepayments on the Revolving Credit Loans and Swing Line Loans may be reborrowed subject to the then effective Aggregate Commitments and the other terms and conditions of this Agreement.

Section 2.08 Borrowing Base. (a) The Borrowing Base shall be determined in accordance with Section 2.08(b) by the Administrative Agent and the Lenders and is subject to redetermination in accordance with Section 2.08(c). Upon any redetermination of the Borrowing Base, such redetermination shall remain in effect until the next successive Redetermination Date unless otherwise adjusted as contemplated by Section 2.08(e), Section 2.08(f), Section 8.07(c) or Section 9.14. So long as any of the Commitments are in effect or any LC Exposure or Loans are outstanding hereunder, this facility shall be governed by the then effective Borrowing Base. During the period from and after the Closing Date, until the first redetermination pursuant to Section 2.08(c) or adjustment pursuant to Section 2.08(e), Section 2.08(f), Section 8.07(c) or Section 9.14, the amount of the Borrowing Base shall be $275,000,000.00.

(b) Within twenty (20) days following its receipt of the reports required by Section 8.06 and such other reports, data and supplemental information as may from time to time be reasonably requested by the Administrative Agent (the “Engineering Reports”), the Administrative Agent will propose to the Lenders a Borrowing Base, in its sole discretion and in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time. Following receipt of such proposal, Lenders holding 100% of the Aggregate Commitments must approve any increase to the Borrowing Base and the Required Lenders must approve a decrease in, or maintenance of, the Borrowing Base, which approvals shall be made by each Lender, in its sole discretion and in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time. After having received notice of such proposal by the Administrative Agent, all of the Lenders shall have fifteen (15) days to agree or disagree with such proposal. If at the end of the fifteen (15) days, any Lender shall have not communicated its approval or disapproval, such silence shall be deemed to be an approval of the Administrative Agent’s proposal, and the Administrative Agent’s proposal shall be the new Borrowing Base. If however, within the time prescribed by the preceding sentence, (i) all the Lenders have not approved (or have not been deemed to have approved) the Administrative Agent’s proposal with respect to an increase in the Borrowing Base, or (ii) the Required Lenders have not approved (or have not been deemed to have approved) the Administrative Agent’s proposal with respect to a decrease in, or maintenance of, the Borrowing Base, the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base amount and highest amount approved by either all the Lenders (with respect to an increase in the Borrowing Base) or the Required Lenders (with respect to a decrease in, or maintenance of, the Borrowing Base) shall become the new Borrowing Base.

(c) So long as any of the Commitments are in effect and until payment in full of all Loans and satisfaction of the LC Obligations hereunder, on or around the first Business Day of each November and May, commencing May 1, 2014 (each being a “Scheduled Redetermination Date”), the Lenders shall redetermine the amount of the Borrowing Base in accordance with Section 2.08(b). In addition, (i) the Borrower may initiate a redetermination of the Borrowing Base at any other time as it so elects by specifying in writing to the Administrative Agent (who will promptly notify the Lenders) the date by which the Borrower will furnish to the Administrative Agent and the Lenders a Reserve Report in accordance with Section 8.06(b) and the date by which such redetermination is requested to occur; provided, however, that the Borrower may initiate only one such unscheduled redetermination between Scheduled Redetermination Dates and (ii) the Administrative Agent may initiate a redetermination of the Borrowing Base at any other time as it so elects by specifying in writing to the Borrower the date by which the Borrower is to furnish a Reserve Report in accordance with Section 8.06(b) and the date on which such redetermination is to occur; provided, however, that the Administrative Agent may initiate only one such unscheduled redetermination between Scheduled Redetermination Dates.

(d) The Administrative Agent shall promptly notify in writing the Borrower and the Lenders of the new Borrowing Base. Any redetermination of the Borrowing Base shall not be in effect until written notice is given to the Borrower.

(e) Notwithstanding anything to the contrary contained herein, each time the Borrower issues any Senior Unsecured Notes, then on the date of issuance thereof, the Borrowing Base then in effect shall be reduced automatically by an amount equal to twenty-five percent (25%) of the stated principal amount of such Senior Unsecured Notes so issued; provided that notwithstanding the foregoing, with respect to any such Debt issued on or before the date of the first redetermination of the Borrowing Base pursuant to this Agreement, the Borrowing Base shall only be reduced by the amount of such Debt issued in excess of $150,000,000.00. The Borrowing Base as so reduced shall become the new Borrowing Base immediately upon such date of issuance and shall remain in effect until redetermined pursuant to this Agreement. For purposes of this Section 2.08(e), if any Senior Unsecured Notes are is issued at a discount or otherwise sold for less than “par”, the reduction shall be calculated based upon the stated principal amount without reference to such discount. Such automatic redetermination of the Borrowing Base shall not constitute a ‘special redetermination’ under Section 2.08(c)(ii) of the Credit Agreement.

(f) In the event that the Borrower shall notify the Administrative Agent of the assignment, termination or unwinding of any Hedge Agreement as provided in Section 8.01(i), the Administrative Agent shall have the right to adjust the Borrowing Base to reflect the economic effect of such assignment, termination or unwinding on the Borrowing Base.

Section 2.09 Assumption of Risks. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit. Neither the Issuing Bank, the Administrative Agent nor any Lender shall be responsible for any error, neglect, or default of any of the Issuing Bank’s correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s, the Administrative Agent’s or any Lender’s rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative. The Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that any action, inaction or omission taken or not taken by the Issuing Bank or by any correspondent for the Issuing Bank in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Issuing Bank or its correspondents under any resulting liability to the Borrower.

Section 2.10 Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender’s Applicable Lending Office for Loans of such Type.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST

Section 3.01 Repayment of Loans.

(a) Revolving Credit Loans. On the Revolving Credit Termination Date the Borrower promises to repay the outstanding principal amount of the Revolving Credit Loans.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the first Swing Line Settlement Date to occur after such Loan is made and (ii) the Revolving Credit Termination Date.

Section 3.02 Interest Rates.

(a) Interest Rate. The Borrower will pay to the Administrative Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i) if such a Loan is a Revolving Credit Loan that is a Base Rate Loan, or a Swing Line Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate; and

(ii) if such a Loan is a Loan that is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate for such Loan plus the Applicable Margin (as in effect at the date such Loan is requested by the Borrower), but in no event to exceed the Highest Lawful Rate.

(b) Post-Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Administrative Agent, for the account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under any Loan Document or under any Note which is not paid when due.

(c) Due Dates. Accrued interest on Revolving Credit Loans that are Base Rate Loans, and Swing Line Loans, shall be payable quarterly on the last day of each calendar quarter commencing on the last day of December, 2013, and accrued interest on each Loan that is a LIBOR Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any LIBOR Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted). Any accrued and unpaid interest on the Revolving Credit Loans and Swing Line Loans on the Revolving Credit Termination Date shall be paid on such date.

(d) Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall notify the Lenders to which such interest is payable and the Borrower thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

Section 4.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes, and the Letter of Credit Agreements shall be made in Dollars, in immediately available funds, to the Administrative Agent at such account as the Administrative Agent shall specify by notice to the Borrower from time to time, not later than 11:00 a.m., Houston, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim and in connection therewith, the Borrower and each Guarantor hereby waives (to the fullest extent permitted by applicable law) all defenses, rights of set-off and counterclaims it may have with respect to such payments. Each payment received by the Administrative Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of “Interest Period”, if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to the

Administrative Agent of any principal of or interest on any borrowing, the Borrower shall notify the Administrative Agent of the Loans to which such payment shall apply. In the absence of such notice the Administrative Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.

Section 4.02 Pro Rata Treatment. Except to the extent otherwise provided herein each Lender agrees that: (i) each borrowing from the Lenders under Section 2.01 and each continuation and conversion under Section 2.02 shall be made from the Lenders pro rata in accordance with their Percentage Share, each payment of commitment fee or other fees under Section 2.04 shall be made for account of the Administrative Agent or the Lenders pro rata in accordance with their Percentage Share, and each termination or reduction of the amount of the Aggregate Maximum Revolving Credit Amounts under Section 2.03(b) shall be applied to the Commitment of each Lender, pro rata according to the amounts of its respective Commitment; (ii) each payment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Loans held by the Lenders; (iii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders; (iv) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for account of the Issuing Bank or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Lender; and (v) each payment of principal or interest on Swing Line Loans shall be made for the account of the Swing Line Lender or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with the amounts of such Swing Line Loans due and payable to each respective Lender.

Section 4.03 Computations. Interest on LIBOR Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans, and the commitment fee, Letter of Credit fees and other fees under Section 2.04 shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Section 4.04 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Administrative Agent (in the case of a Lender) of the proceeds of a Loan or a payment under a Letter of Credit to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until, but excluding, the date the Administrative Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate, and for the Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin.

Section 4.05 Set-off, Sharing of Payments, etc.

(a) Right of Set-off. The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with the Administrative Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower or any Subsidiary at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender’s Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) Adjustments upon Set-off. If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Borrower under this Agreement (or reimbursement as to any Letter of Credit) through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (i) notify the Administrative Agent and each other Lender thereof and (ii) purchase from such other Lenders participation in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit and Swing Line Loans) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders (or reimbursements of Letters of Credit or funding participations of Swing Line Loans). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit and Swing Line Loans) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

Section 4.06 Taxes.

(a) Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, or other taxes and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Bank and the Administrative Agent, Excluded Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders, the Issuing Bank or the Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender, the Issuing Bank or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b) Other Taxes. In addition, to the fullest extent permitted by applicable law, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment or any Security Instrument (hereinafter referred to as “Other Taxes”).

(c) Indemnification. To the fullest extent permitted by applicable law, the Borrower will indemnify each Lender, the Issuing Bank and the Administrative Agent for the full amount of Taxes and Other Taxes (including, but not limited to, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 4.06) paid by such Lender, the Issuing Bank or the Administrative Agent (on their behalf or on behalf of any Lender), as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes was not correctly or legally asserted and such Lender’s payment of such Taxes or Other Taxes was the result of its gross negligence or willful misconduct. Any payment pursuant to such indemnification shall be made within thirty (30) days after the date any Lender, the Issuing Bank or the Administrative Agent, as the case may be, makes written demand therefor. If any Lender, the Issuing Bank or the Administrative Agent receives a refund or credit in respect of any Taxes or Other Taxes for which such Lender, Issuing Bank or the Administrative Agent has received payment from the Borrower it shall promptly notify the Borrower of such refund or credit and shall, if no Default has occurred and is continuing, within thirty (30) days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund or credit pursuant hereto), pay an amount equal to such refund or credit to the Borrower without interest (but with any interest so refunded or credited), provided that the Borrower, upon the request of such Lender, the Issuing Bank or the Administrative Agent, agrees to return such refund or credit (plus penalties, interest or other charges) to such Lender, the Issuing Bank or the Administrative Agent in the event such Lender, the Issuing Bank or the Administrative Agent is required to repay such refund or credit.

(d) Lender Representations. (i) Each Lender represents that it is either (1) a banking association or corporation organized under the laws of the United States of America or any state thereof or (2) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (a) under an applicable provision of a tax convention to which the United States of America is a party or (b) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America. Each Lender agrees to indemnify and hold harmless the Borrower or Administrative Agent, as applicable, from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) the Administrative Agent as a result of such Lender’s failure to submit any form or certificate that it is required to provide pursuant to this Section 4.06 or (ii) the Borrower or the Administrative Agent as a result of their reliance on any such form or certificate which such Lender has provided to them pursuant to this Section 4.06.

(ii) Each Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing:

(A) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Co-Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner.

(B) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) For any period with respect to which a Lender has failed to provide the Borrower with the form required pursuant to this Section 4.06, if any, (other than if such failure is due to a change in a Governmental Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 4.06 with respect to taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however, that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes.

(iv) Any Lender claiming any additional amounts payable pursuant to this Section 4.06 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or the Administrative Agent or to change the jurisdiction of its Applicable Lending Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(e) FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) U.S. Lenders. Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.

Section 4.07 Disposition of Proceeds. The Mortgage contains an assignment by the Borrower unto and in favor of the Administrative Agent for the benefit of the Beneficiaries of all production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property, and the Mortgage further provides in general for the application of such proceeds to the satisfaction of the Obligations and other indebtedness, liabilities and obligations described therein and secured thereby. Notwithstanding the assignment contained in the Mortgage, until the occurrence of an Event of Default, the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower.

Section 4.08 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.04(a);

(b) the Maximum Revolving Credit Amount and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.04), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or which increases or extends the Commitment of such Lender or reduces or extends the final maturity of the Loans owed to such Lender or reduces the principal amount thereof shall require the consent of such Defaulting Lender;

(c) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 4.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swing Line Lender hereunder; third, to cash collateralize the LC Exposure with respect to such Defaulting Lender in accordance with Section 4.08(d)(ii); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize any future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 4.08(d)(ii); sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Line Lender as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with their respective Percentage Shares (without giving effect to Section 4.08(d)(i)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.08 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(d) if any Swing Line Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s participation in LC Obligations and Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentage Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, (x) cash collateralize such Defaulting Lender’s Percentage Share of the Swing Line Exposure and (y) cash collateralize such Defaulting Lender’s Percentage Share of the LC Exposure (in each case, after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.10; provided that cash collateral (or the appropriate portion thereof) provided to reduce any LC Exposure shall no longer be required to be held as cash collateral pursuant to this Section 4.08 following (x) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess cash collateral; provided, further, that, subject to this Section 4.8 the Person providing cash collateral and the Issuing Bank may agree that cash collateral shall be held to support future anticipated LC Exposure or other obligations;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any Letter of Credit fees for the account of such Defaulting Lender pursuant to Section 2.04(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.04(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Percentage Share; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 4.08, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.04(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(e) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.10, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 4.08(c)(i) (and Defaulting Lenders shall not participate therein); and

(f) if the Borrower, the Administrative Agent, the Swing Line Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their respective Percentage Shares (without giving effect to Section 4.08(d)(i)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE V

CAPITAL ADEQUACY AND ADDITIONAL COSTS

Section 5.01 Capital Adequacy and Additional Costs.

(a) Capital and Liquidity Regulations. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. Each Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(a) as promptly as practicable after it determines to request such compensation.

(b) LIBOR Regulations, etc. The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which it determines are attributable to its making or maintaining of any LIBOR Loans or issuing or participating in Letters of Credit or making, maintaining or participating in Swing Line Loans or its obligation to make any LIBOR Loans or Swing Line Loans or issue or participate in any Letters of Credit or Swing Line Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such LIBOR Loans, Letters of Credit or Swing Line Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Change in Law which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any Note in respect of any of such LIBOR Loans or Letters of Credit (other than taxes imposed on the overall net income of such Lender or of its Applicable Lending Office for any of such LIBOR Loans or Swing Line Loans by the jurisdiction in which such Lender has its principal office or Applicable Lending Office); or (ii) imposes or modifies any reserve, special deposit, insurance, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Lender, or the Commitment or Loans of such Lender or the LIBOR interbank market; or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or such Lender’s Commitment or Loans. Each Lender will notify the Administrative Agent and the Borrower of any event occurring after the Closing Date which will entitle such Lender to compensation pursuant to this Section 5.01(b) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States.

(c) Change in Law. Without limiting the effect of the provisions of Section 5.01(b), in the event that at any time (by reason of any Change in Law or any other circumstances arising after the Closing Date affecting (a) any Lender, (b) the LIBOR interbank market or (c) such Lender’s position in such market), the LIBOR Rate, as determined in good faith by such Lender, will not adequately and fairly reflect the cost to such Lender of funding its LIBOR Loans, then, if such Lender so elects, by notice to the Borrower and the Administrative Agent, the obligation of such Lender to make additional LIBOR Loans shall be suspended until such Change in Law or other circumstances ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(d) Compensation Procedure. Any Lender notifying the Borrower of the incurrence of Additional Costs under this Section 5.01 shall in such notice to the Borrower and the Administrative Agent set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by each Lender for purposes of this Section 5.01 of the effect of any Change in Law pursuant to Section 5.01(b) or (c), or of the effect of capital maintained pursuant to Section 5.01(a), on its costs or rate of return of maintaining Loans or its obligation to make Loans or issue Letters of Credit, or on amounts receivable by it in respect of Loans or Letters of Credit, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive and binding for all purposes absent manifest error, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this Section 5.01 shall be paid by the Borrower within thirty (30) days of the receipt by the Borrower of the notice described in this Section 5.01.

Section 5.02 Limitation on LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate for any Interest Period:

(a) the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(b) the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of “LIBOR Rate” in Section 1.02 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not sufficient to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans;

then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Loans.

Section 5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).

Section 5.04 Base Rate Loans Pursuant to Sections 5.02 and 5.03. If the obligation of any Lender to make LIBOR Loans shall be suspended pursuant to Sections 5.02 or 5.03 (“Affected Loans”), all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.03 has occurred and such Lender so requests by notice to the Borrower, all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans.

Section 5.05 Compensation. The Borrower shall pay to each Lender within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes absent manifest error and provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any actual loss, cost, expense or liability which such Lender determines are attributable to:

(a) any payment, prepayment or conversion of a LIBOR Loan properly made by such Lender or the Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.01) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow, continue or convert a LIBOR Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(c).

Section 5.06 Replacement Lenders. (a) If (i) any Lender has notified the Borrower and the Administrative Agent of its incurring any costs under Section 5.01 or asserts an illegality under Section 5.03, (ii) any Lender has required the Borrower to make payments for Taxes under Section 4.06, (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders or each Lender affected and such amendment, waiver or other modification is consented to by the Required Lenders, (iv) any Lender fails to approve an increase in the Borrowing Base which has been approved by the Required Lenders or (v) any Lender shall become a Defaulting Lender, then the Borrower may, in whole but not in part, terminate the Commitment of any such Lender (the “Terminated Lender”) at any time upon five (5) Business Days’ prior written notice to the Terminated Lender and the Administrative Agent (such notice referred to herein as a “Notice of Termination”).

(b) In order to effect the termination of the Commitment of the Terminated Lender, the Borrower shall: (i) obtain an agreement with one or more Lenders to increase their Commitment or Commitments and/or (ii) request any one or more other banking institutions to become parties to this Agreement in place and instead of such Terminated Lender and agree to accept a Commitment or Commitments; provided, however, that such one or more other banking institutions are reasonably acceptable to the Administrative Agent, the Swing Line Lender and the Issuing Bank and become parties by executing an Assignment (the Lenders or other banking institutions that agree to accept in whole or in part the Commitment of the Terminated Lender being referred to herein as the “Replacement Lenders”), such that the aggregate increased and/or accepted Commitments of the Replacement Lenders under clauses (i) and (ii) above equal the Commitment of the Terminated Lender.

(c) The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the “Lender Termination Date”), and the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Commitment and, if there will be more than one Replacement Lender, the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender.

(d) On the Lender Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment assign its Commitment to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender’s Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders each of its Loans (if any) then outstanding and participation interests in

Letters of Credit (if any) then outstanding pro rata as aforesaid), (ii) the Terminated Lender shall assign its Loans and Commitments, without recourse, representation or warranty to the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (iii) the Replacement Lender or Replacement Lenders shall purchase the Loans and Commitments of the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and facility and other fees accrued and unpaid to the Lender Termination Date, and (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 12.06(b), and the Terminated Lender will have the rights and benefits of an assignor under Section 12.06(b). To the extent not in conflict, the terms of Section 12.06(b) shall supplement the provisions of this Section 5.06(d). For each assignment made under this Section 5.06, the Replacement Lender shall pay to the Administrative Agent the processing fee provided for in Section 12.06(b). The Borrower will be responsible for the payment of any actual breakage costs associated with termination and Replacement Lenders, as set forth in Section 5.05.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Initial Funding. The obligation of the Lenders to make the Initial Funding is subject to the receipt by the Administrative Agent of the following and/or satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to the Administrative Agent in form and substance:

(a) A certificate of the Secretary or an Assistant Secretary of the Borrower setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) a certification that the articles or certificate of incorporation and bylaws of the Borrower, attached as an exhibit thereto are true, correct and complete, and have not been modified or revoked and are in full force and effect. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary. Such certificate shall be accompanied by an incumbency certificate signed by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate.

(b) A certificate of the Secretary or an Assistant Secretary of each Guarantor setting forth (i) resolutions of its board of directors or other governing body with respect to the authorization of such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Guarantor (y) who are authorized to sign the Loan Documents to which Guarantor is a party and

(z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) representing that the articles or certificate of incorporation and bylaws or other organizational documents of such Guarantor, attached as an exhibit thereto, are true, correct and complete, and have not been modified or revoked and are in full force and effect. The Administrative Agent and the Lenders may conclusively rely on such certificate until they receive notice in writing from such Guarantor to the contrary. Such certificate shall be accompanied by an incumbency certificate signed by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate.

(c) Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and its Subsidiaries.

(d) To the extent requested by a Lender, its Note, duly completed and executed.

(e) The Security Instruments, including those described on Exhibit D, duly completed and executed in sufficient number of counterparts for recording, if necessary.

(f) All fees that are required to be paid to the Administrative Agent, the Lenders and the Arranger in respect of this Agreement and their Commitments and all expenses that have been invoiced.

(g) A certificate of insurance coverage of the Borrower evidencing that the Borrower its Subsidiaries, and the Guarantors are carrying insurance in accordance with Section 7.18.

(h) Title information as the Administrative Agent may require setting forth the status of title to at least 80% of the PV-9 of the Oil and Gas Properties included in the Initial Reserve Reports.

(i) Usual and customary opinions of counsel for the Borrower and its Subsidiaries substantially in the form of the opinions attached hereto as Exhibit G.

(j) At least two Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act.

(k) The annual and most recent interim financial statements described in Section 7.02.

(l) The Initial Reserve Reports.

(m) Such UCC lien searches as the Administrative Agent shall require covering Mortgaged Property, which lien searches shall reflect the absence of Liens other than Liens permitted pursuant to Section 9.02 or which are being released contemporaneously with the initial funding under this Agreement.

(n) An officer’s certificate certifying that the transactions contemplated by the Merger Agreement shall have been consummated (without the waiver or amendment of any terms thereof which would reasonably be expected to be detrimental to the Lenders or the Issuing Bank unless consented to in writing by the Administrative Agent), and attaching copies of the Merger Agreement, which are certified by such officer as true and correct.

(o) Evidence that the Debt under each of the Existing Loan Documents shall have been paid in full, all Liens securing such Debt have been terminated and released, each of the Existing Loan Documents shall have been terminated.

(p) A certificate from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Merger and the related incurrence of Debt hereunder and the other transactions contemplated hereby, are Solvent.

(q) An officer’s certificate that no Governmental Authorities or third parties approvals or consents are necessary to permit the Borrower and the Guarantors to enter into this Agreement and incur Debt hereunder or consummate the other transactions contemplated hereby.

(r) The Borrower shall have in effect the Hedge Agreements described in Schedule 7.19 attached hereto.

(s) Such other documents, in form and substance satisfactory to Administrative Agent, as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.

Section 6.02 Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to the Borrower upon the occasion of each borrowing hereunder and to issue, renew, extend or reissue Letters of Credit for the account of the Borrower and for the account of any Subsidiary of the Borrower (including the Initial Funding) is subject to the further conditions precedent that, as of the date of such Loans and after giving effect thereto:

(a) no Default shall exist;

(b) the representations and warranties made by the Borrower in Article VII and in the Security Instruments shall be true in all material respects on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such representations and warranties are expressly limited to an earlier date in which such event such representations and warranties shall be true and correct in all material respects on such earlier date or the Majority Lenders may expressly consent in writing to the contrary (and to the extent any such representations and warranties contain materiality qualifiers, such representations and warranties shall be true and correct); provided that on the Closing Date, this Section 6.02(b) shall not apply to the representations and warranties contained in Section 7.02(c);

(c) after giving effect to the requested borrowing or borrowings, no Deficiency will exist; and

Each request for a borrowing or issuance, renewal, extension or reissuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Section 6.02(b) and Section 6.02(c) (both as of the date of such notice and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of and immediately following such borrowing or issuance, renewal, extension or reissuance of a Letter of Credit as of the date thereof).

Section 6.03 Conditions Precedent for the Benefit of Lenders. All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent. Notwithstanding anything herein or in the other Loan Documents to the contrary, Liens granted in any collateral by any Guarantor shall not secure any obligation in respect of any Excluded Obligation in respect of a Hedge Agreement.

Section 6.04 No Waiver. No waiver of any condition precedent shall preclude the Administrative Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loan or issuance of a Letter of Credit. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

Section 7.01 Corporate Existence. Each of the Borrower and each Guarantor: (i) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or limited liability company power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

Section 7.02 Financial Condition. (a) The unaudited pro forma condensed combined balance sheet of the Borrower and its Consolidated Subsidiaries as at March 31, 2013, and the related unaudited pro forma condensed combined statement of operations of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on June 30, 2012 and for the nine-month period ended on March 31, 2013 are complete and correct and fairly present, in all material respects, the pro forma combined financial condition of the Borrower and its

Consolidated Subsidiaries as at said date and the results of its pro forma combined operations for such fiscal year and 9-month period, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the pro forma financial statements, to normal assumptions and adjustments).

(b) Neither the Borrower nor any Consolidated Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in Schedule 7.02.

(c) Since the later of March 31, 2013 or the end of the most recent fiscal year for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a) there has been no change or event having a Material Adverse Effect. Since the later of March 31, 2013 or the end of the most recent fiscal year for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a) neither the business nor the Properties of the Borrower or any Guarantors have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

Section 7.03 Litigation and Judgments. Except as disclosed to the Lenders in Schedule 7.03 hereto or pursuant to Section 8.02, there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower threatened against or affecting the Borrower, any of its Subsidiaries, or any Guarantor which involves the possibility of any judgment or liability against the Borrower, any of its Subsidiaries, or any Guarantor not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 7.04 No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter, by-laws, or limited liability company agreement of the Borrower or any Subsidiary, or any Governmental Requirement, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

Section 7.05 Authority. The Borrower and each Subsidiary have all necessary power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by the Borrower and each Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary corporate action on its part; and the Loan Documents constitute the legal, valid and binding obligations of the Borrower and each Subsidiary, enforceable in accordance with their terms.

Section 7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any Person are necessary for the execution, delivery or performance by the Borrower or any Subsidiary of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.

Section 7.07 Use of Loans. The proceeds of the Loans shall be used by the Borrower for the purposes set forth in Recital C. Neither the Borrower, any Guarantor, nor any of the Borrower’s Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

Section 7.08 ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect:

(a) The Borrower, each Subsidiary and each ERISA Affiliate have complied with ERISA and, where applicable, the Code regarding each Plan.

(b) No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(c) No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(d) Full payment when due has been made of all amounts which the Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and there has been no failure to satisfy the minimum funding standards (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan.

(e) None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

Section 7.09 Taxes. Each of the Borrower and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except (a) as set out in Schedule 7.09, (b) Taxes that are being contested in good faith by appropriate proceedings and for which the

Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (c) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

Section 7.10 Titles, etc.

(a) Except as set out in Schedule 7.10, each of the Borrower and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, including, free and clear of all Liens, except Liens permitted by Section 9.02. Except as set forth in Schedule 7.10, after giving full effect to the Excepted Liens, the Borrower and the Guarantors own the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not in any material respect obligate the Borrower or any Guarantor to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report without a proportional increase in the associated net revenue interest. Except as would not reasonably be expected to affect in any material respect the conduct of the business of the Borrower and its Subsidiaries taken as a whole, all leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect (including as to depths) and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default by the Borrower and/or its Subsidiaries, and to the best of the Borrower’s knowledge, there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default by a third party, under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries taken as a whole.

(b) The rights, Properties and other assets presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(c) All of the assets and Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of its business are in operable working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards.

Section 7.11 No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Administrative Agent and the Lenders (or any of them) by the Borrower or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Borrower and its Subsidiaries taken as a whole. There are no statements or conclusions in any Reserve Report which are based upon or include misleading material information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and its Subsidiaries and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and its Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.13 Subsidiaries. Except as set forth on Schedule 7.14, as of the Closing Date, the Borrower has no Subsidiaries. Each Guarantor’s tax identification number is set forth on Schedule 7.14.

Section 7.14 Location of Business and Offices. As of the Closing Date, the Borrower’s principal place of business and chief executive offices are located at the address stated on Schedule 7.14. The principal place of business and chief executive office of each Subsidiary are located at the addresses stated on Schedule 7.14.

Section 7.15 Defaults. Neither the Borrower nor any Subsidiary is in default under any Material Agreement nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default by the Borrower and/or its Subsidiaries under any Material Agreement, in each case, which default could reasonably be expected to have a Material Adverse Effect, and to the best of the Borrower’s knowledge, no event or circumstance has occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default by a third party under any Material Agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound which default could have a Material Adverse Effect. No Default hereunder has occurred and is continuing.

Section 7.16 Environmental Matters. Except (i) as provided in Schedule 7.16 or (ii) as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a) Neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon, or any failure to act, violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b) Without limitation of clause (a) above, no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon, or any failure to act, or, to the best knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d) All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e) The Borrower has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower or any Subsidiary except in material compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f) To the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g) Neither the Borrower nor any Subsidiary has any known contingent liability under Environmental Laws in connection with any generation, storage, release or threatened release, transportation, or disposal of any oil, hazardous substance or solid waste into the environment.

Section 7.17 Compliance with the Law. Neither the Borrower nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Oil and Gas Properties of the Borrower and its Subsidiaries (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties; specifically in this connection, after the Closing Date, no such Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date.

Section 7.18 Insurance. The Borrower has, and has caused all of its Subsidiaries to have, insurance policies as are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any such Subsidiary is a party; such policies are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary; all such policies name the Administrative Agent as additional insured and loss payee.

Section 7.19 Hedge Agreements. Schedule 7.19 sets forth as of the Closing Date, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(i) sets forth, a true and complete list of all Hedge Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes) and the counterparty to each such agreement.

Section 7.20 Restriction on Liens. Neither the Borrower nor any Guarantor is a party to any agreement or arrangement (other than this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and/or the Lenders on or in respect of their respective assets or Properties, except such restrictions in favor of the holders of Debt secured by Liens described in Sections 9.01(d) or 9.01(e) but only insofar as such restrictions pertain to the Property encumbered thereby.

Section 7.21 Material Agreements. Set forth on Schedule 7.21 hereto is a complete and correct list of all material financing agreements, leases (other than Hydrocarbon Interests), indentures, note purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other financing-related instruments in effect or to be in effect as of the Closing Date (other than Hedge Agreements) providing for, evidencing, securing or otherwise relating to any material Debt of the Borrower, the Guarantors or any of the Borrower’s Subsidiaries, and all obligations of the Borrower, the Guarantors or any of the Borrower’s Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower or any such Subsidiary, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 7.21 hereto is a complete and correct list of all material agreements and other instruments of the Borrower, the Guarantors and Borrower’s Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons, but in any event, any such agreement or other instrument that is expected to account for more than 10% of the consolidated sales of the Borrower, the Guarantors and any of the Borrower’s Subsidiaries during the Borrower’s current fiscal year and which is not cancelable on thirty (30) or fewer days’ notice.

Section 7.22 Solvency. The Borrower and its Subsidiaries, taken as a whole, are Solvent. The Borrower and its Subsidiaries, taken as a whole, after giving effect to the execution and performance of this Agreement and the Loan Documents will be Solvent.

Section 7.23 Gas Imbalances. Except as set forth on Schedule 7.23 or on the most recent certificate delivered pursuant to Section 8.06(c), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries which (taken together with the imbalances, take or pay, or other prepayments on Schedule 7.23 or such certificate) would require the Borrower or its Subsidiaries to deliver, in the aggregate, after netting all over-production and under-production, three percent (3%) or more of the total volumes of proved, producing reserves of Hydrocarbons (calculated on an mcf equivalent basis with each barrel of oil being equivalent to six mcf of natural gas) reflected in the Initial Reserve Reports or the most recent Reserve Report delivered pursuant to Section 8.06, as the case may be, from the Oil and Gas Properties of Borrower and its Subsidiaries at some future time without then or thereafter receiving full payment therefor.

Section 7.24 Name Changes. Borrower’s official name as recorded on its currently effective organizational documents, which are filed with the Secretary of State of its State of organization, is the same as found on the signature page of this Agreement. To the Borrower’s knowledge, Borrower has not, during the preceding five years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Borrower herein and as set forth on Schedule 7.24 attached hereto.

Section 7.25 State of Formation. The Borrower is a corporation organized under the laws of the State of Delaware. The Guarantors are corporations, limited liability corporations, or partnerships organized under the laws of the states set forth on Schedule 7.14.

Section 7.26 Foreign Corrupt Practices. Neither, the Borrower nor any of its Subsidiaries, nor any director, officer, or employee of the Borrower or any of its Subsidiaries is aware of or has knowingly taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Borrower and its Subsidiaries have conducted their business in material compliance with the FCPA and, to the extent applicable, have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith.

Section 7.27 Money Laundering. The operations of the Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its Subsidiaries with respect to the money laundering laws is pending or, to the best knowledge of the Borrower, threatened.

Section 7.28 OFAC. Neither the Borrower nor any of its Subsidiaries, nor any director, officer, employee of the Borrower or any of its Subsidiaries is currently subject to any material U.S. sanctions administered by OFAC. The Borrower will not directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

ARTICLE VIII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans and termination and/or cash collateralization of all Letters of Credit hereunder, all interest thereon and all other amounts payable by the Borrower hereunder and under the other Loan Documents:

Section 8.01 Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Administrative Agent with sufficient copies of each for the Lenders:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, commencing December 31, 2013, the audited consolidated statements of income, stockholders’ equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related unqualified opinion of independent public accountants of recognized national or regional standing, which opinion shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, accompanied by the certificate of a Responsible Officer of the Borrower, which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Borrower, commencing March 31, 2014, consolidated statements of income, stockholders’ equity, changes in financial position and cash flows of the Borrower and its Consolidated

Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer of the Borrower, which certificate shall state that said financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments).

(c) Annual Budget. As soon as available and in any event within seventy-five (75) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2013, the Borrower’s annual budget for the succeeding fiscal year.

(d) Notice of Default, etc. Promptly after the Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default, Event of Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower or the affected Subsidiary or Guarantor proposes to take with respect thereto.

(e) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, including any reference to environmental matters, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the Board of Directors of the Borrower or any Subsidiary of the Borrower, to such letter or report.

(f) SEC Filings, etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC or any successor agency.

(g) Notices under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) Business Days) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s type of entity, or (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization.

(i) Hedge Agreements. As soon as available and in any event within ten (10) Business Days after the last day of each calendar quarter, a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such calendar quarter a true and complete list of all Hedge Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes therefor). The Borrower shall not assign, terminate or unwind any of the Hedge Agreements reflected in the hedging positions set forth on the most recent certificate delivered pursuant to this Section 8.01(i) or sell any of such Hedge Agreements if the effect of such action (when taken together with any other Hedge Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Hedge Agreements unless such actions are undertaken after at least three (3) Business Days’ prior written notice to the Administrative Agent of such proposed action.

(j) Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

(k) Electronic Delivery. Documents required to be delivered pursuant to paragraphs (a), (b) and (f) of this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by Section 8.01(l) to the Administrative Agent.

(l) Compliance Certificates. The Borrower will furnish to the Administrative Agent, at the time it furnishes each set of financial statements pursuant to Section 8.01(a) or (b), a certificate substantially in the form of Exhibit C executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 9.12, and 9.13 as of the end of the respective fiscal quarter or fiscal year.

The Borrower hereby acknowledges that (i) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 8.02 Litigation. The Borrower shall promptly give to the Administrative Agent notice of all legal or arbitral proceedings, and of all proceedings before any Governmental Authority to which the Borrower or any Subsidiary is a party and to the best of Borrower’s knowledge, all legal or arbitral proceedings and all proceedings before any Governmental Authority affecting the Borrower or any Subsidiary, except proceedings which, if adversely determined, would not have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, promptly notify the Administrative Agent and each of the Lenders of all claims, judgments, Liens or other encumbrances affecting any Property of the Borrower or any Subsidiary if the value of the claims, judgments, Liens, or other encumbrances affecting such Property shall exceed $5,000,000.00 in the aggregate.

Section 8.03 Maintenance, etc.

(a) Generally. The Borrower shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or the nonpayment of which would not reasonably be expected to have a Material Adverse Effect; upon reasonable notice, permit representatives of the Administrative Agent, Issuing Bank or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender, Issuing Bank or the Administrative Agent (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available, or provide adequate reserves for self-insurance for any contingent environmental liability. The Borrower shall promptly obtain endorsements to such insurance policies naming “Royal Bank of Canada, as Administrative Agent for the Lenders” as a loss payee and additional insured. The Borrower shall use commercially reasonable efforts to obtain endorsements containing provisions that such insurance policies will not be canceled without 30 days’ prior written notice having been given by the insurance company to the Administrative Agent.

(b) Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Administrative Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to the Administrative Agent and, if requested, will furnish the Administrative Agent and the Lenders copies of the applicable policies.

(c) Operation of Properties. The Borrower will and will cause each Subsidiary to operate its Properties or cause such Properties to be operated in a safe, careful and efficient manner in accordance with the practices of the industry, in compliance with all applicable contracts and agreements and in material compliance in all material respects with all Governmental Requirements, including the Environmental Laws.

(d) Oil and Gas Properties. The Borrower will and will cause each Subsidiary to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be fully preserved and maintained, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower will and will cause each Subsidiary to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, (iii) cause each Subsidiary to do all other things necessary to keep unimpaired, except for Liens described in Section 9.02, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Section 9.14. The Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a safe, careful, and efficient manner in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, including the Environmental Laws.

Section 8.04 Environmental Matters.

(a) Establishment of Procedures. The Borrower will and will cause each Subsidiary to assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. Upon request from the Administrative Agent, the Borrower will notify the Administrative Agent and the Lenders in writing of such environmental procedures as are in effect for each Property of Borrower and its Subsidiaries on a quarterly basis.

(b) Notice of Action. The Borrower will promptly notify the Administrative Agent and the Lenders in writing within 30 days of such notice of any threatened action, investigation or inquiry against or of the Borrower and/or any Subsidiary by any Governmental Authority of which the Borrower has knowledge in connection with any Environmental Laws and which could reasonably be expected to have a Material Adverse Effect, excluding routine testing, but including corrective action.

(c) Cure of Environmental Noncompliance. The Borrower shall cure any material environmental noncompliance or exceptions to any of the Mortgaged Properties or, if requested by Administrative Agent, substitute acceptable Mortgaged Properties with no environmental noncompliance of an equivalent value by the execution of documents in form and substance satisfactory to Administrative Agent (together with evidence satisfactory to Administrative Agent of a first priority deed of trust lien and security interest, subject to Liens permitted under Section 9.02, in such Mortgaged Properties, which may include opinions of counsel at the request of Administrative Agent), within 30 days after a request by the Administrative Agent or the Lenders to cure such defects or exceptions.

Section 8.05 Further Assurances. The Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense will and will cause each Subsidiary to promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 8.06 Engineering Reports. (a) On or before April 1st and October 1st of each year, commencing April 1, 2014, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report. The Reserve Report for the May 1 redetermination shall be prepared by certified independent petroleum engineers or other independent petroleum consultant(s) acceptable to the Administrative Agent and the Reserve Report for the November 1 redetermination shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding May 1 Reserve Report.

(b) In the event of an unscheduled redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report delivered pursuant hereto. For any unscheduled redetermination requested by the Majority Lenders or the Borrower pursuant to Section 2.08(c), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of the request by the Administrative Agent.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders, a certificate from a Responsible Officer certifying that, to the best of his knowledge and in all material respects: (i) the historical information delivered in connection therewith to the preparers of such report is true and correct, (ii) the Borrower and its Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.02, and such Properties comply with all Environmental Laws except for Environmental Matters permitted by Section 7.16, (iii) except as set forth on an Exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an Exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Reserve Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, and (vi) except as set forth on a schedule attached to the certificate, the Mortgaged Properties represent at least 80% of the PV-9 of all of the Oil and Gas Properties evaluated by such Reserve Report.

Section 8.07 Title Information and Mortgage Coverage.

(a) Delivery. On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.06(a) and concurrently with the granting of the Lien or other action referred to in Section 8.08(b), to the extent requested by the Administrative Agent, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent (i) covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least eighty percent (80%) of the PV-9 of the Oil and Gas Properties evaluated by such Reserve Report or (ii) the properties referred to in Section 8.08(b), as applicable.

(b) Cure of Title Defects. The Borrower shall cure any title defects or exceptions which are not Excepted Liens or Liens otherwise permitted by Section 9.02 raised by such information, or substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens or Liens otherwise permitted by Section 9.02 covering Mortgaged Properties of an equivalent value, within 90 days after a request by the Administrative Agent or the Lenders to cure such defects or exceptions.

(c) Failure to Cure Title Defects. If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within such 90-day period or the Borrower does not comply with the requirements to provide acceptable title information covering eighty percent (80%) of the PV-9 of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and the Required Lenders shall have the right to send a notice to the Borrower that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to reflect the economic value on the Borrowing Base of such defect. This new Borrowing Base shall become effective immediately after receipt of such notice. Such designation of the new Borrowing Base shall not constitute an unscheduled redetermination pursuant to Section 2.08(c).

Section 8.08 Collateral.

(a) Collateral. The Obligations shall be secured by a perfected first priority Lien (subject only to Excepted Liens or Liens otherwise permitted by Section 9.02) granted to the Administrative Agent for the benefit of the Beneficiaries in (i) Oil and Gas Properties having not less than 80% of the PV-9 reflected in the most recently delivered Reserve Report, (ii) the other material personal property of the Borrower and the Guarantors now owned or hereafter acquired incidental to such Mortgaged Properties and (iii) all of the issued and outstanding Equity Interests of each Guarantor.

(b) Additional Collateral. In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 80% of the PV-9 of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such PV-9, then the Borrower shall, and shall cause its Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.07(c), to the Administrative Agent as security for the Obligations a first-priority Lien on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such PV-9. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor, and its Equity Interests shall be pledged as contemplated by Section 8.08(a). In connection with the foregoing, the Borrower agrees to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c) Legal Opinions. Promptly after the filing of any new Security Instrument in any state, upon the request of the Administrative Agent, the Borrower will provide to the Administrative Agent an opinion addressed to the Administrative Agent for the benefit of the Lenders in form and substance satisfactory to the Administrative Agent, from counsel acceptable to Administrative Agent, stating that the Security Instrument creates a valid Lien and is valid, binding, and enforceable in accordance with its terms, is in legally sufficient form for such jurisdiction, and the means by which to perfect the Lien created by such Security Instruments.

Section 8.09 ERISA Information and Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent with sufficient copies to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.10 Maintenance of Insurance. The Borrower will and will cause its Subsidiaries to maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary for similar businesses and sufficient to cause the representation and warranty in Section 7.18 to remain true and correct at all times, and, upon any renewal of any such insurance and at other times upon request by the Administrative Agent, furnish to the Administrative Agent evidence, reasonably satisfactory to the Administrative Agent, of the maintenance of such insurance.

Section 8.11 Additional Guarantors. The Borrower will cause each of its Material Subsidiaries to become a Guarantor as contemplated by the Guaranty Agreement.

ARTICLE IX

NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of Loans and termination and/or cash collateralization of all Letters of Credit hereunder, all interest thereon and all other amounts payable by the Borrower hereunder and under the other Loan Documents, without the prior written consent of the Majority Lenders:

Section 9.01 Debt. Neither the Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except:

(a) the Notes or other Obligations or any guaranty of or suretyship arrangement for the Notes or other Obligations;

(b) Debt of the Borrower or a Subsidiary existing on the Closing Date which is reflected in the Financial Statements or is disclosed in Schedule 9.01, and any renewals or extensions (but not increases) thereof;

(c) accounts payable (for the deferred purchase price of Property or services), amounts owed to operators of the Hydrocarbon Interests under applicable joint operating agreements or other extensions of credit from suppliers or contractors from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;

(d) purchase money Debt of the Borrower or any Subsidiary and Debt under capital leases (as required to be reported on the financial statements of the Borrower or any Subsidiary pursuant to GAAP) not to exceed $12,500,000.00 in the aggregate;

(e) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties, not to exceed $50,000,000.00 in the aggregate;

(f) Debt of the Borrower and its Subsidiaries under Hedge Agreements, but only if (i) such Hedge Agreement is not a speculative hedge and is otherwise permitted under Section 9.19; (ii) the provider of the Hedge Agreements is a Lender or a Lender Affiliate or an Approved Counterparty;

(g) Debt among the Borrower and its Subsidiaries, or among the Subsidiaries, in each case to the extent permitted under Section 9.03(g), in the form of intercompany advances not evidenced by notes or other instruments;

(h) Accrued FAS 143 asset retirement obligations;

(i) Revenue suspense accounts with respect to the Borrower’s or any Subsidiary’s Hydrocarbon Interests;

(j) Debt not otherwise permitted under this Section 9.01, which does not exceed at any time an aggregate principal amount of 15,000,000.00; and

(k) Debt of the Borrower and its Subsidiaries with respect to the Senior Unsecured Notes; provided that (A) the principal amount of all such Senior Unsecured Notes, shall not exceed $500,000,000.00, (B) the Senior Unsecured Notes are unsecured, (C) the Borrowing Base shall be adjusted as of the date of the issuance of the Senior Unsecured Notes by the amount, if any, as provided in Section 2.08(e) and (D) the Borrower shall be in pro forma compliance with Section 9.13, after giving effect to incurrence of such Senior Unsecured Notes and any concurrent repayment of Debt.

Section 9.02 Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations;

(b) Excepted Liens;

(c) Liens securing purchase money Debt permitted by Section 9.01(d) only to the extent such Liens encumber the Property for which such purchase money Debt was incurred, and Liens filed as precautionary financing statements in connection with leases allowed under Section 9.01(d) but only on the Property under the Lease, or filed as precautionary financing statements in connection with operating leases, but only on the Property under lease;

(d) Liens set forth in organic documents or joint venture agreements relating to investments in joint ventures; provided that the investments, loans and advances associated with such joint ventures are permitted by Section 9.03;

(e) Liens disclosed on Schedule 9.02;

(f) Liens on cash or securities of the Borrower securing the Debt described in Section 9.01(e); and

(g) any additional Liens so long as the aggregate principal amount of the obligations secured thereby at any time outstanding does not exceed $7,500,000.00.

Section 9.03 Investments, Loans and Advances. Neither the Borrower nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to:

(a) investments, loans or advances reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.03;

(b) accounts receivable arising in the ordinary course of business;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such Lender’s or bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor’s Corporation or Moody’s Investors Service, Inc., respectively;

(f) deposits in money market funds investing exclusively in investments described in Section 9.03(c), 9.03(d) or 9.03(e);

(g) investments, loans or advances made by the Borrower in or to its Subsidiaries and investments, loans or advances made by any Subsidiary in or to the Borrower or another Subsidiary, in each case as long as such Subsidiary is a Guarantor under this Agreement.

(h) investments, loans or advances made by the Borrower or any Subsidiary after the Closing Date in or to Subsidiaries that are not Guarantors or entities in which the Borrower or a Subsidiary own a minority interest to the extent either (i) the Borrower or a Subsidiary are contractually obligated to make such investment, loan or advance as of the Closing Date in the Persons described in Schedule 9.03 (or not making such investment, loan or advance would have negative consequences for an existing investment, loan or advance) or (ii) the amount of such other investments, loans or advances outstanding at any time does not exceed $15,000,000 at any time;

(i) advances to employees of the Borrower or any Subsidiary for the payment of expenses in the ordinary course of business, not to exceed $250,000.00 in the aggregate at any one time outstanding;

(j) other investments, loans or advances after the Closing Date not to exceed $15,000,000.00 in the aggregate at any time; and

(k) Hedge Agreements permitted to be incurred pursuant to Section 9.01(f).

Section 9.04 Dividends, Distributions and Redemptions. The Borrower will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its Equity Interests now or hereafter outstanding; provided that (i) the Borrower may declare and pay dividends in additional shares of Equity Interests (other than Disqualified Capital Stock), (ii) the Borrower may redeem, acquire, retire or repurchase shares of its Equity Interests held by any present or former officer, manager, consultant, director or employee upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, non-discretionary repurchases in any calendar year does not exceed $1,000,000.00, and (iii) the Borrower may pay cash in lieu of fractional shares in connection with the Merger or any merger permitted by Section 9.08.

Section 9.05 Sales and Leasebacks. Neither the Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby the Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 9.06 Nature of Business. Neither the Borrower nor any Guarantor will allow any material change to be made in the character of its business as an oil and gas exploration and production company.

Section 9.07 Limitation on Leases. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal, but excluding capital leases, leases of Hydrocarbon Interests, and other leases of oil and gas field production equipment entered into in the ordinary course of business), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such lease or lease agreements to exceed $10,000,000.00 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 9.08 Mergers. Except for the Merger, neither the Borrower nor any Subsidiary will merge into or with or consolidate with any other Person unless (x) the Borrower or such Subsidiary shall be the surviving entity in such transaction; (y) substantially all of the assets of such Person shall consist of domestic Oil and Gas Properties; and (z) no Change of Control shall result therefrom; provided, however, nothing shall prohibit Borrower or any Subsidiary from merging (a) any Subsidiary into another Subsidiary or the Borrower or (b) any Guarantor into Borrower. Notwithstanding the preceding, any transaction pursuant to this Section 9.08 shall not be permitted unless at the time of such transaction (A) both before and after giving effect thereto, no Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Section 9.12 and Section 9.13 after giving pro forma effect to such transaction and to any other event occurring concurrently with such transaction as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period.

Section 9.09 Proceeds of Notes; Letters of Credit. The Borrower will not permit the proceeds of the Notes or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 9.10 ERISA Compliance. If the foregoing could reasonably be expected to have a Material Adverse Effect, the Borrower will not at any time:

(a) Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b) Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;

(c) Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(d) Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan;

(e) Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA;

(f) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g) Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h) Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i) Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j) Amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

Section 9.11 Sale or Discount of Receivables. Neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable (other than a settlement on an account receivable in the ordinary course of business).

Section 9.12 Current Ratio. The Borrower will not permit its ratio of Current Assets to Current Liabilities to be less than 1.00 to 1.00 at any time such ratio is tested. The Current Ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower. “Current Assets” shall have the meaning of such term as defined by GAAP, except any availability under the Borrowing Base shall be included in the definition of Current Assets; and “Current Liabilities” shall have the meaning of such term as defined by GAAP, except that current maturities of Obligations under this Agreement shall be excluded. Current asset or liability accounts associated with Hedge Agreements will be excluded from calculations of Current Assets and Current Liabilities.

Section 9.13 Leverage Ratio. The Borrower will not permit its Leverage Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter) to be greater than 3.50 to 1.00 commencing with the fiscal quarter ending December 31, 2013. For the purposes of this Section 9.13, “Leverage Ratio” shall mean the ratio of (i) total Debt of the type described in clauses (i) and (ii) of the definition thereof as of such date of the Borrower and its Consolidated Subsidiaries, to (ii) EBITDAX of the Borrower and its Consolidated Subsidiaries for the four fiscal quarters ending on such date.

Section 9.14 Sale of Borrowing Base Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, convey or otherwise transfer any Borrowing Base Property or any interest in any Borrowing Base Property, except for Borrowing Base Property for which the Borrower has given the Administrative Agent a Notice of Transfer and, if applicable, the information described in the last sentence of this Section 9.14. If 65% of the PV-9 attributable to such Borrowing Base Property (and any associated Hedge Agreement that is terminated or modified in connection with such sale, assignment, conveyance or transfer), when aggregated with 65% of the PV-9 attributable to all other Borrowing Base Property sold, assigned, conveyed or transferred (and any associated Hedge Agreement that is terminated or modified in connection with such sale(s), assignment(s), conveyance(s) or transfer(s)) since the most recent Redetermination Date, exceeds five percent (5%) of the then existing Borrowing Base (as determined by the Administrative Agent) in the aggregate in between any two consecutive Redetermination Dates, the Administrative Agent and the Required Lenders shall have the right to adjust the Borrowing Base to reflect such sale, assignment, conveyance or transfer. In the event of a sale, assignment, conveyance or transfer of sufficient Borrowing Base Properties to allow the Administrative Agent and the Required Lenders to adjust the Borrowing Base as provided in the preceding sentence, the Borrower shall deliver to the Administrative Agent at the same time as, or promptly following the delivery of the Notice of Transfer with respect thereto an update of the most recent Reserve Report reflecting the exclusion of such Borrowing Base Properties as have been or will be sold, assigned, conveyed or transferred.

Section 9.15 Environmental Matters. Neither the Borrower nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will cause from any Property any actual, alleged or threatened discharge, dispersal, release, escape, emission, transportation, disposal, seepage, exposure, consumption, or contact (collectively, “Releases”) of, with, to, or from any hazardous substance under any Environmental Laws, subject any Property to any enforcement action under any Environmental Laws by any Governmental Authority or lawsuit at any Property relating to hazardous substances, or subject any such Property to any remedial obligations by any Governmental Authority under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such Releases, violations or remedial obligations would have a Material Adverse Effect.

Section 9.16 Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Borrower or a Subsidiary of the Borrower) unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.17 Negative Pledge Agreements. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and/or the Beneficiaries or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, except such restrictions in favor of the holders of Debt secured by Liens described in Sections 9.01(d) and 9.01(e), but only insofar as such restrictions pertain to the Property encumbered thereby.

Section 9.18 Take-or-Pay or Other Prepayments. The Borrower will not enter into any take-or-pay agreements with respect to the Oil and Gas Properties of the Borrower, any of its Subsidiaries, or any Guarantor which would require the Borrower, any of its Subsidiaries or any Guarantor to deliver Hydrocarbons produced from its Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor in an amount which would result in the failure of the representation and warranty set forth in Section 7.23 to be true and correct at all times.

Section 9.19 Limitation on Hedging. The total notional volume attributable to any Hedge Agreement with respect to Hydrocarbon Interests of the Borrower and its Subsidiaries shall not at any time on a rolling basis exceed the greater of (a) for the twenty-four (24) month period following any date of determination, ninety percent (90%) of reasonably anticipated projected production from proved developed producing Hydrocarbon Interests as of the most recent Reserve Report in any period and (b) for the sixty (60) month period following any date of determination, eighty five percent (85%) of reasonably anticipated projected production from such proved, developed producing Hydrocarbon Interests as of the most recent Reserve Report. If the Hedge Agreement is an interest rate hedge, the notional principal amount shall not exceed more than seventy-five percent (75%) of the sum of Loans plus the aggregate outstanding principal amount of the Senior Unsecured Notes. Notwithstanding the foregoing, during the period from August to October of each calendar year, the Borrower and its Subsidiaries shall not enter into or maintain any commodity hedging transactions with respect to offshore Oil and Gas Properties other than floors, puts or other hedging arrangements that do not carry any delivery risk. All Hedge Agreements will be with Approved Counterparties.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower or any Guarantor shall default in the payment or prepayment when due of (i) any principal of any Loan, (ii) any reimbursement obligation for a disbursement made under any Letter of Credit within the period allowed by Section 2.10(a), or (iii) interest on any Loan, or any fees or other amount payable by it hereunder or under any Security Instrument and, solely with respect to any such default described in this clause (iii), such default shall continue unremedied for a period of three Business Days; or

(b) the Borrower or any Guarantor shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $12,500,000.00 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur and the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity and any applicable grace period shall have expired (except in the case of default in the payment when due of any principal or interest); or

(c) any representation, warranty or certification made or deemed made herein or in any Security Instrument by the Borrower, any of its Subsidiaries, or any Guarantor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof or any Security Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d) (i) the Borrower or any Guarantor shall default in the performance of any of its obligations under Article VIII or any other Article of this Agreement (other than as specifically excepted in this subsection) or under any Security Instrument (other than the payment of amounts due which shall be governed by Section 10.01(a)) and any such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent), or (B) the Borrower otherwise becoming aware of such default; or (ii) the Borrower or any Guarantor shall default in the performance of any of its obligations under Article IX (other than as specifically excepted in this subsection) and any such default shall continue unremedied for a period of five (5) days after the earlier to occur of (A) notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent), or (B) the Borrower otherwise becoming aware of such default; or

(e) the Borrower or any Guarantor shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f) the Borrower or any Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g) a proceeding or case shall be commenced, without the application or consent of the Borrower or any Guarantor, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower or such Guarantor of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower or such Guarantor under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against the Borrower or such Guarantor shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(h) a judgment or judgments for the payment of money in excess of $7,500,000.00 in the aggregate shall be rendered by a court against the Borrower or any Guarantor and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i) the Security Instruments after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral in excess of $5,000,000.00 in the aggregate at any one time purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing; or

(j) any Letter of Credit becomes the subject matter of any order, judgment, injunction or any other such determination, or if the Borrower, any of its Subsidiaries, any Guarantor, or any other Person shall petition or apply for or obtain any order restricting payment by the Issuing Bank under any Letter of Credit or extending the Lenders’ liability under any Letter of Credit beyond the expiration date stated therein or otherwise agreed to by the Issuing Bank; or

(k) any Change in Control shall occur; or

(l) the payment guarantee evidenced by the Guaranty Agreement shall for any reason cease to be valid and binding on any such Guarantor or if any such Guarantor shall so state in writing.

Section 10.02 Remedies. (a) In the case of an Event of Default other than one referred to in Sections 10.01 (e), (f) or (g) in respect of the Borrower the Administrative Agent, upon request of the Majority Lenders, shall, by notice to the Borrower, cancel the Commitments (in whole or part) and the Swing Line (in whole or in part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.01(j)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) In the case of the occurrence of an Event of Default referred to in Section 10.01 (e), (f) or (g) in respect of the Borrower, the Commitments and the Swing Line shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.01(j)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(c) All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments (including any expenses of a trustee named under any deed of trust constituting a Security Instrument); second to accrued interest on the Notes;

third to fees; fourth pro rata to principal outstanding on the Notes and any other Obligations and to serve as cash collateral to be held by the Administrative Agent to secure the LC Obligations; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement. Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an Eligible Contract Participant shall not be applied to any Excluded Obligations in respect of a Hedge Agreement owing to a Secured Swap Provider (it being understood, that in the event that any amount is applied to Obligations other than Excluded Obligations in respect of a Hedge Agreement as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause fourth above by Secured Swap Providers that are the holders of any Excluded Obligations in respect of a Hedge Agreement are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause fourth above).

ARTICLE XI

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its Administrative Agent hereunder and under the Security Instruments with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and the Security Instruments, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its Affiliates and its and its Affiliates’ officers, directors, employees, attorneys, accountants, experts and agents): (i) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (ii) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person (other than the Administrative Agent) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower, its Subsidiaries or any other obligor or guarantor; (iii) except pursuant to Section 11.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. The

Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent. The Administrative Agent is authorized to release any collateral, or subordinate any Lien on any collateral, that is permitted to be sold or otherwise disposed of or released pursuant to the terms of the Loan Documents.

Section 11.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent.

Section 11.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of fees or failure to reimburse for Letter of Credit drawings) unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. In the event of a payment Default, the Administrative Agent shall give each Lender prompt notice of each such payment Default.

Section 11.04 Rights as a Lender. With respect to its Commitments and the Loans made by it and its participation in the issuance of Letters of Credit, RBC (and any successor acting as Administrative Agent) in its capacity as a Lender or Amegy, as the Swing Line Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Each of RBC (and any successor acting as Administrative Agent), Amegy (and any successor acting as the Swing Line Lender) and each of their respective Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent or the Swing Line Lender, as applicable, and each of RBC, Amegy and each of their respective Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 11.05 Indemnification. The Lenders agree to indemnify the Administrative Agent, the Swing Line Lender and the Issuing Bank ratably in accordance with their Percentage Shares for the Indemnity Matters as described in Section 12.03 to the extent not indemnified or reimbursed by the Borrower under Section 12.03, but without limiting the obligations of the Borrower under said Section 12.03 and for any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, the Swing Line Lender or the Issuing Bank in any way relating to or arising out of: (i) this Agreement, the Security Instruments or any other documents contemplated by or referred to herein or the transactions contemplated hereby, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder or (ii) the enforcement of any of the terms of this Agreement, any Security Instrument or of any such other documents; whether or not any of the foregoing specified in this Section 11.05 arises from the sole or concurrent negligence of the Administrative Agent, the Swing Line Lender or the Issuing Bank, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent as determined by a final nonappealable judgment of a court of competent jurisdiction.

Section 11.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Administrative Agent, the Swing Line Lender or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into this Agreement, and that it will, independently and without reliance upon the Administrative Agent, the Swing Line Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Notes, the Security Instruments or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates. In this regard, each Lender acknowledges that Cadwalader, Wickersham & Taft LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.07 Action by Administrative Agent. Except for action or other matters expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (i) receive written instructions from the Majority Lenders (or all of the Lenders as expressly required by Section 12.04) specifying the action to be taken, and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions of the Majority Lenders (or all of the Lenders as expressly required by Section 12.04) and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, the Administrative Agent shall take such action with respect to such Default as shall be directed by the Majority Lenders (or all of the Lenders as required by Section 12.04) in the written instructions (with indemnities) described in this Section 11.07, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement and the Security Instruments or applicable law.

Section 11.08 Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the Lenders as a group shall act as Administrative Agent until a successor Administrative Agent is appointed by the Majority Lenders. Upon the acceptance of such appointment hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI and Section 12.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. Any resignation by RBC as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. If upon such resignation by the Administrative Agent there are no Majority Lenders (i) because all of the Loans have been repaid, (ii) the LC Exposure extinguished, and (iii) the Commitments terminated, but Obligations remain under the Hedge Agreements that are secured by the Security Instruments, such appointment of a successor shall be made by the then current Administrative Agent if it is a counterparty under a Hedge Agreement and if it is not, such appointment shall be made by the Secured Swap Providers holding more than 50% of the Obligations in respect of Hedge Agreements on the date of such Administrative Agent’s resignation notice.

Section 11.09 Resignation of Swing Line Lender. The Swing Line Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of the Swing Line Lender hereunder, the retiring Swing Line Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swing Line Lender under this Agreement and the other Loan Documents with respect to Swing Line Loans made by it prior to such resignation, but shall not be required to make any additional Swing Line Loans.

Section 11.10 Other Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “Arranger,” “co-agent,” “bookrunner” or “lead manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement as such.

Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with Administrative Agent or any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 11.11 Hedging Arrangements. To the extent any Lender Affiliate is a party to a Hedge Agreement with Borrower or any Guarantor, such Affiliate shall be deemed to appoint the Administrative Agent its nominee and agent, and to act for and on behalf of such Affiliate in connection with the Security Instruments and to be bound by this Article XI.

Section 11.12 Filing of Proofs of Claim. In case of any Default under Section 10.01(e), Section 10.01(f) or Section 10.01(g), the Administrative Agent (regardless of whether the principal of any Loan or LC Exposure shall then be due and payable and regardless of whether the Administrative Agent has made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to (i) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that is owing and unpaid and (ii) file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.04 and Section 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Each Lender hereby authorizes any custodian, receiver, assignee, trustee, conservator, sequestrator or other similar official in any such judicial proceeding: (i) to make such payments to the Administrative Agent; and (ii) if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.04 and Section 12.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Each Lender retains its right to file and prove a claim separately.

Section 11.13 Collateral. Each Lender, the Swing Line Lender and the Issuing Bank each hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms hereof or of the other Loan Documents. Each Lender, the Issuing Bank and the Swing Line Lender hereby authorize the Administrative Agent to execute and deliver to the Borrower (or its designee), at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments, subordinations or other documents reasonably requested by the Borrower in connection with any such sale or other disposition of assets to the extent such sale or other disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Loan Documents or to acknowledge and agree to Excepted Liens, as applicable.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 12.02 Notices. All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made by telecopy, courier or U.S. Mail or in writing and telecopied, mailed or delivered to the intended recipient at the “Address for Notices” specified on Annex II attached hereto or in the Loan Documents or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

Section 12.03 Payment of Expenses, Indemnities, Certain Waivers etc. (a) The Borrower agrees:

(i) whether or not the transactions hereby contemplated are consummated, to pay all expenses of the Administrative Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Administrative Agent, the cost of environmental audits, surveys and appraisals at reasonable intervals, the fees and disbursements of counsel and other outside consultants for the Administrative Agent and, in the case of enforcement, the fees and disbursements of counsel for the Administrative Agent and any of the Lenders); and promptly reimburse the Administrative Agent for all amounts expended, advanced or incurred by the Administrative Agent or the Lenders to satisfy any obligation of the Borrower under this Agreement or any Security Instrument, including without limitation, all costs and expenses of foreclosure;

(ii) to indemnify the Administrative Agent and each Lender and each of their Affiliates and each of their officers, directors, employees, representatives, agents, attorneys, accountants and experts (“Indemnified Parties”) from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the Indemnity Matters which may be incurred by or asserted against or involve any of them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (ii) the execution, delivery and performance of the Loan Documents, (iii) the operations of the business of the Borrower and its Subsidiaries, (iv) the failure of the Borrower or any Subsidiary to comply with the terms of any Security Instrument or this Agreement, or with any Governmental Requirement, (v) any inaccuracy of any representation or any breach of any warranty of the Borrower or any Guarantor set forth in any of the Loan Documents (vi) the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, or (vii) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the manually executed draft(s) and certification(s), (viii) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments or (ix) any other aspect of the Loan Documents, including, without limitation, the fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the ordinary negligence of any Indemnified Party, but excluding all Indemnity Matters arising solely by reason of claims (which are not the result of an act or omission by the Borrower) between the Lenders or any Lender and the Administrative Agent or a Lender’s shareholders against the Administrative Agent or Lender or by reason of the gross negligence or willful misconduct on the part of the Indemnified Party or any of its Affiliates or any of their respective officers, directors, employees, representatives, agents, attorneys, accountants or experts, as determined by a final nonappealable judgment of a court of competent jurisdiction; and

(iii) to indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may or is alleged to become subject: (i) under any Environmental Law applicable to the Borrower or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal of hazardous substances on any of their Properties, (ii) as a result of the breach or non-compliance, or alleged breach or non-compliance, by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (iii) due to past ownership by the Borrower or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (iv) the presence, use, release, storage, treatment, transportation, or disposal of hazardous substances on or at any of the Properties owned or operated by the Borrower or any Subsidiary, or (v) any other environmental, health or safety condition in connection with the Loan Documents.

(b) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.03.

(c) In the case of any indemnification hereunder, the Administrative Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party.

(d) The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties; provided, however, that to the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party as determined by a final nonappealable judgment of a court of competent jurisdiction.

(e) The Borrower’s obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.

(f) The Borrower shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by the Borrower of notice of the amount due.

(g) Waiver of Consequential Damages. To the fullest extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any party or Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

Section 12.04 Amendments, etc. Any provision of this Agreement or any Security Instrument may be amended, modified or waived with the Borrower’s and the Majority Lenders’ prior written consent; provided that (i) no amendment, modification or waiver which extends the final maturity of the Loans, forgives the principal amount of any Obligations reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally shall be effective without the consent of each Lender adversely affected thereby, (ii) no amendment, modification or waiver which increases the Borrowing Base, affects Section 2.03(a), 4.05, this Section 12.04 or Section 12.06(a), releases any Guarantor (except as expressly contemplated herein) or all or substantially all the collateral or modifies the definitions of “Majority Lenders” or “Required Lenders” shall be effective without consent of all Lenders (other than Defaulting Lenders, and other than in the case of Section 4.05, any reallocation as a result of a Lender becoming or ceasing to be a Defaulting Lender); (iii) no amendment, modification or waiver which increases the Maximum Revolving Credit Amount of any Lender shall be effective without the consent of such Lender; and (iv) no amendment, modification or waiver which modifies the rights, duties or obligations of the Administrative Agent, the Swing Line Lender or the Issuing Bank shall be effective without the consent of the Administrative Agent, the Swing Line Lender or the Issuing Bank, as applicable

Section 12.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.06 Assignments and Participations. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior consent of all of the Lenders and the Administrative Agent, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) pursuant to an Assignment and Assumption substantially in the form of Exhibit E (an “Assignment”); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. In all cases, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000.00, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

and

(C) the consent of the Issuing Bank.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500.00; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans (other than the Swing Line Loans) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that

(i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver (i) described in Section 2.08(b) that affects such Participant, (ii) that increases or extends the Commitment applicable to such Participant, (iii) that reduces the interest rate or principal amount applicable to such Participant or (iv) that extends the final maturity of the Loans in which such Participant participates. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.06, 5.01 and 5.06(d) (subject to the requirements and limitations therein, including the requirements under Section 4.06(d) (it being understood that the documentation required under Section 4.06(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.06 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 4.06 and 5.01, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.05 as though it were a Lender; provided that such Participant agrees to be subject to the obligations of Section 4.05 as though it were a Lender. Each Lender that sells a Participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding any other provisions of this Section 12.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.07 Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents or the Letters of Credit, the Letter of Credit Agreements shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Loan Document.

Section 12.08 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.09 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.10 Survival. The obligations of the parties under Section 4.06, Article V, and Sections 11.05, 12.03, and 12.15 shall survive the repayment of the Loans and the termination of the Commitments. To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Borrower shall and shall cause its Subsidiaries take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.11 Captions. Captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 12.12 No Oral Agreements. THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES AND SUPERSEDE ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 12.13 Governing Law; Submission to Jurisdiction. (a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(e) Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 12.14 Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such

Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.14.

Section 12.15 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” shall mean all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.16 Termination; Collateral Matters. If the Obligations are finally and indefeasibly paid and satisfied in full, including, without limitation, all such Obligations arising under Hedge Agreements and/or Cash Management Agreements, all Commitments of the Lenders and the Swing Line have been terminated and are no longer in effect and this Agreement is terminated, the Administrative Agent and the Lenders shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be appropriate in order to release all liens and security interests created by the Security Instruments; provided, however, that in lieu of terminating and repaying any such Obligations arising under any Hedge Agreement with any Lender or Affiliate of any Lender, the Borrower may provide substitute credit support under a standard form ISDA Credit Support Annex or other credit support documents acceptable to such Lender (or its Affiliate), in its sole discretion, to cover its then current exposure under such Hedge Agreement and such Lender (and its Affiliate, if applicable) shall have provided written notice to Administrative Agent to the effect that such substitute credit support has been provided to it and that such Lender (and its Affiliate, if applicable) no longer claim any right, title or interest in any collateral security arising under the Loan Documents to secure any obligations and indebtedness of Borrower or any of its Subsidiaries arising under or related to such Hedge Agreement, whether then existing or thereafter arising.

Section 12.17 Collateral Matters; Hedge Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to (in addition to Lenders and their Affiliates) any Person which is a Secured Swap Provider or is a party to any Cash Management Agreement with the Borrower or any of its Subsidiaries and shall also extend to Hedge Agreement transactions outstanding on the date of this Agreement with each Person which was a lender or Affiliate of a lender under the Existing Crimson Credit Agreement on the date of this Agreement. No Approved Counterparty shall have any voting rights under any Loan Document as a result of the existence of Obligations owed to it under any such Hedge Agreements.

Section 12.18 Exculpation Provisions; No Advisory or Fiduciary Responsibility. (a) EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE SECURITY INSTRUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE SECURITY INSTRUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE

TERMS OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE SECURITY INSTRUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

(b) In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the Guarantors acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger and their respective Affiliates are arm’s length commercial transactions between the Borrower, the Guarantors and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and their respective Affiliates, on the other hand and (B) each of the Borrower and the Guarantors is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Guarantors or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger, the Lenders nor their respective Affiliates has any obligation to the Borrower, the other Guarantors or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantors and their respective Affiliates, and neither the Administrative Agent, the Arranger, the Lenders nor their respective Affiliates has any obligation to disclose any of such interests to the Borrower, the Guarantors or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the Guarantors hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.19 USA PATRIOT Act Notices. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower and each Guarantor in accordance with the Act.

Section 12.20 Keepwell. (a) The Borrower and each Guarantor that is a Qualified ECP Credit Party hereby jointly and severally guarantees the payment and performance of all Obligations of each Guarantor (other than such Guarantor) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefitting Guarantor in order for such Benefitting Guarantor to honor its obligations (without giving effect to Section 12.20(b)) under the Guaranty and any other Security Instrument including obligations with respect to Hedge Agreements (provided, however, that the Borrower or a Guarantor shall only be liable under this Section 12.20(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 12.20(a), or otherwise under this Agreement or any Loan Document, as it relates to such Benefitting Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower and the Guarantors under this Section 12.20(a) shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all Secured Swap Providers, and all of the Lenders’ Commitments are terminated. The Borrower and the Guarantors intend that this Section 12.20(a) constitute, and this Section 12.20(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefitting Guarantor for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

(b) Notwithstanding any other provisions of this Agreement or any other Loan Document, Obligations guaranteed by any Guarantor, or secured by the grant of any Lien by any Guarantor under any Security Instrument, shall exclude all Excluded Obligations in respect of a Hedge Agreement with respect to such Guarantor.

Section 12.21 Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” shall mean (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

(SIGNATURES BEGIN ON NEXT PAGE)

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

CONTANGO OIL & GAS COMPANY, a Delaware corporation

By:	/s/ E. Joseph Grady
Name: E. Joseph Grady
Title: Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA

By:	/s/ Rodica Dutka
Name: Rodica Dutka
Title: Manager, Agency

ISSUING BANK:

ROYAL BANK OF CANADA

By:	/s/ Mark Lumpkin, Jr.
Name: Mark Lumpkin, Jr.
Title: Authorized Signatory

LENDER:

ROYAL BANK OF CANADA

By:	/s/ Mark Lumpkin, Jr.
Name: Mark Lumpkin, Jr.
Title: Authorised Signatory

SWING LINE LENDER:

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Mark A. Serice
Name: Mark A. Serice
Title: Senior Vice President

LENDER:

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Mark A. Serice
Name: Mark A. Serice
Title: Senior Vice President

SYNDICATION AGENT:

ROYAL BANK OF SCOTLAND PLC

By:	/s/ Sanjay Remond
Name: Sanjay Remond
Title: Authorised Signatory

LENDER:

ROYAL BANK OF SCOTLAND PLC

By:	/s/ Sanjay Remond
Name: Sanjay Remond
Title: Authorised Signatory

SYNDICATION AGENT:

REGIONS BANK

By:	/s/ Daniel G. Steele
Name: Daniel G. Steele
Title: Senior Vice President

LENDER:

REGIONS BANK

By:	/s/ Daniel G. Steele
Name: Daniel G. Steele
Title: Senior Vice President

DOCUMENTATION AGENT:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Michael Higgins
Name: Michael Higgins
Title: Vice President

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Michael Higgins
Name: Michael Higgins
Title: Vice President

DOCUMENTATION AGENT:

COMPASS BANK

By:	/s/ Umar Hassan
Name: Umar Hassan
Title: Vice President

LENDER:

COMPASS BANK

By:	/s/ Umar Hassan
Name: Umar Hassan
Title: Vice President

LENDER:

BARCLAYS BANK PLC

By:	/s/ Sreedhar R. Kona
Name: Sreedhar R. Kona
Title: Vice President

LENDER:

BOKF, NA DBA BANK OF TEXAS

By:	/s/ Mari Salazar
Name: Mari Salazar
Title: Senior Vice President

LENDER:

CADENCE BANK

By:	/s/ Eric Broussard
Name: Eric Broussard
Title: Senior Vice President

LENDER:

CITIBANK, N.A.

By:	/s/ Phillip Ballard
Name: Phillip Ballard
Title: Managing Director

LENDER:

IBERIABANK

By:	/s/ Moni Collins
Name: Moni Collins
Title: Vice President

ANNEX I

LIST OF PERCENTAGE SHARES AND

MAXIMUM REVOLVING CREDIT AMOUNTS

Name of Lender	Percentage Share	Borrowing Base Allocation	Maximum Revolving Credit Amount
Royal Bank of Canada	10.000000000%	$27,500,000.00	$50,000,000.00
Amegy Bank National Association	9.636363636%	$26,500,000.00	$48,181,818.18
The Royal Bank of Scotland plc	9.636363636%	$26,500,000.00	$48,181,818.18
Regions Bank	9.636363636%	$26,500,000.00	$48,181,818.18
Capital One, National Association	9.636363636%	$26,500,000.00	$48,181,818.18
Compass Bank	9.636363636%	$26,500,000.00	$48,181,818.18
Barclays Bank plc	8.363636363%	$23,000,000.00	$41,818,181.82
BOKF, NA dba Bank of Texas	8.363636363%	$23,000,000.00	$41,818,181.82
Cadence Bank	8.363636363%	$23,000,000.00	$41,818,181.82
Citibank, N.A.	8.363636363%	$23,000,000.00	$41,818,181.82
IBERIABANK	8.363636363%	$23,000,000.00	$41,818,181.82
TOTAL	100%	$275,000,000.00	$500,000,000.00

Annex I-1

ANNEX II

NOTICE ADDRESSES

Contango Oil & Gas Company, on behalf of itself and on behalf of each of the Guarantors	717 Texas Ave., Suite 2900 Houston, Texas 77002 Facsimile No.: (713) 236-7474 Telephone No.: (713) 236-7400 Attention: E. Joseph Grady

Royal Bank of Canada, as Administrative Agent	Royal Bank of Canada 4th Floor, 20 King Street West Toronto, Ontario M5H 1C4 Attention: Manager, Agency Services Group Facsimile No.: (416) 842-4023

with a copy to: 3900 Williams Tower 2800 Post Oak Boulevard Houston, Texas 77056 Attention: Mark Lumpkin Facsimile No.: (713) 403-5624

Royal Bank of Canada, as Issuing Bank	Royal Bank of Canada – WFC Branch Three World Financial Center 200 Vesey Street New York, New York 10281-8098 Attention: US Specialized Service Officer Facsimile No.: (212) 428-2372

with a copy to: 3900 Williams Tower 2800 Post Oak Boulevard Houston, Texas 77056 Attention: Mark Lumpkin Facsimile No.: (713) 403-5624

Amegy Bank National Association, as Swing Line Lender	Amegy Bank National Association PO Box 27459 Houston, Texas 77227 Attention: Dana Chargois Facsimile No.: (713) 693-7467

Annex II-1

with a copy to: 4400 Post Oak Parkway Houston, Texas 77027 Attention: Mark A. Serice Facsimile No.: (713) 561-0345

The Royal Bank of Scotland plc, as Syndication Agent	The Royal Bank of Scotland Plc 4246 South Riverboat Road Taylorsville, Utah 84123 Attention: Daniel Roe Facsimile No.: (203) 873-5019

with a copy to: 4246 South Riverboat Road Taylorsville, Utah 84123 Attention: Richard VanOrden Facsimile No.: (203) 873-5019

with a copy to: 600 Travis Street, Suite 6500 Houston, Texas 77002 Attention: Sandra Aultman Email: Sandra.aultman@rbs.com

Regions Bank, as Syndication Agent	Regions Bank 201 Milan Parkway Birmingham, Alabama 35211 Attention: Josephine Wiley Facsimile No.: (205) 261-7069

with a copy to: 201 Milan Parkway Birmingham, Alabama Attention: Michelle Walls Facsimile No.: (205) 261-7069

with a copy to: 5005 Woodway Drive, Suite 110 Houston, Texas 77056 Facsimile No.: (713) 426-7180

Annex II-2

Capital One, National Association, as Documentation Agent	Capital One National Association 6200 Chevy Chase Drive Laurel, Maryland 20707 Attention: Jillian Dubell Facsimile No.: (301) 953-8692

with a copy to: 1000 Louisiana Street, Suite 2950 Houston, Texas 77002 Attention: Michael Higgins Facsimile No.: (713) 650-4930

Compass Bank, as Documentation Agent	Compass Bank 2200 Post Oak Boulevard, 16th Floor Houston, Texas 77056 Attention: Stacey R. Box Facsimile No.: (866) 327-4936

with a copy to: 2200 Post Oak Boulevard, 21st Floor Houston, Texas 77056 Attention: Rhianna Disch Facsimile No.: (713) 499-8722

FOR EACH LENDER, THE APPLICABLE LENDING OFFICE FOR BASE RATE LOANS, LIBOR LOANS AND ADDRESS FOR NOTICES IS THE OFFICE OR ADDRESS SET FORTH ON THE ADMINISTRATIVE DETAILS FORM ON FILE WITH THE ADMINISTRATIVE AGENT OR SUCH OTHER ADDRESS AS HAS BEEN PROVIDED TO THE ADMINISTRATIVE AGENT IN WRITING.

Annex II-3

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$[ ]	[ ], 201[ ]

FOR VALUE RECEIVED, CONTANGO OIL & GAS COMPANY, a Delaware corporation (the “Borrower”) hereby promises to pay [            ] or its registered assigns (the “Lender”), the principal sum of [            ] ($[            ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, Interest Period and maturity of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Revolving Credit Note, endorsed by the Lender on the schedules attached hereto or any continuation thereof.

This Revolving Credit Note is one of the Notes referred to in the Credit Agreement dated as of October 1, 2013 among the Borrower, the Lenders which are or become parties thereto (including the Lender), the Issuing Bank and the Administrative Agent (as the same may be amended or supplemented from time to time, the “Credit Agreement”), and evidences Loans made by the Lender thereunder. Capitalized terms used in this Revolving Credit Note have the respective meanings assigned to them in the Credit Agreement.

This Revolving Credit Note is issued pursuant to the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the Security Instruments. The Credit Agreement provides for the acceleration of the maturity of this Revolving Credit Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CONTANGO OIL & GAS COMPANY

By:
Name:
Title:

Exhibit A-1

EXHIBIT B

FORM OF BORROWING, CONTINUATION AND CONVERSION REQUEST

[            ], 201[    ]

CONTANGO OIL & GAS COMPANY, a Delaware corporation (the “Borrower”), pursuant to the Credit Agreement dated as of October 1, 2013 among the Borrower, ROYAL BANK OF CANADA, as Administrative Agent for the lenders (the “Lenders”) which are or become parties thereto, the Issuing Bank described therein and such Lenders (together with all amendments, modifications, supplements, and/or restatements thereof, the “Credit Agreement”), hereby makes the requests indicated below (unless otherwise defined herein, capitalized terms are defined in the Credit Agreement):

$            under the Revolving Credit Note

Requested funding date:            .

1.	Loans:

(a)	Aggregate amount of new Loans to be $ ;

(b)	Requested funding date is , 201 ;

(c)	$ of such borrowings are to be LIBOR Loans;

$            of such borrowings are to be Base Rate Loans; and

(d)	Length of Interest Period for LIBOR Loans is: .

2.	LIBOR Loan Continuation for LIBOR Loans maturing on :

(a)	Aggregate amount to be continued as LIBOR Loans is $ ;

(b)	Aggregate amount to be converted to Base Rate Loans is $ ;

(c)	Length of Interest Period for continued LIBOR Loans is .

3.	Conversion of Outstanding Base Rate Loans to LIBOR Loans:

Convert $            of the outstanding Base Rate Loans to LIBOR Loans on             with an Interest Period of             .

4.	Conversion of outstanding LIBOR Loans to Base Rate Loans:

Convert $            of the outstanding LIBOR Loans with Interest Period maturing on             , 201    , to Base Rate Loans.

Exhibit B-1

The undersigned certifies that he is the             of the Borrower, and that as such he is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested borrowing, continuation or conversion under the terms and conditions of the Credit Agreement.

CONTANGO OIL & GAS COMPANY

By:
Name:
Title:

Exhibit B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he is the             of CONTANGO OIL & GAS COMPANY, a Delaware corporation (the “Borrower”) and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of October 1, 2013 among the Borrower, ROYAL BANK OF CANADA, as Administrative Agent for the lenders (the “Lenders”) which are or become a party thereto, the Issuing Bank described therein and such Lenders (together with all amendments, modifications, supplements, and/or restatements thereof being the “Credit Agreement”), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

(a) The representations and warranties of the Borrower contained in Article VII of the Credit Agreement and of the Borrower and its Subsidiaries in the Security Instruments and otherwise made in writing by or on behalf of the Borrower and its Subsidiaries pursuant to the Credit Agreement and the Security Instruments were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent any such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

(b) The Borrower and its Subsidiaries have performed and complied with all agreements and conditions contained in the Credit Agreement and in the Security Instruments required to be performed or complied with by them prior to or at the time of delivery hereof.

(c) Neither the Borrower nor any Subsidiary has incurred any material liabilities, direct or contingent, since the date of the most recent fiscal year end for which financial statements have been delivered pursuant to Section 8.01(a), except those set forth in Schedule 9.01 to the Credit Agreement, those reflected in the financial statements furnished to the Administrative Agent with this certificate, if any, trade payables incurred in the ordinary course of business and except those allowed by the terms of the Credit Agreement or consented to by the Lenders in writing.

(d) Since the date of the most recent fiscal year end for which financial statements have been delivered pursuant to Section 8.01(a), no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(e) There exists, and, after giving effect to the loan or loans with respect to which this certificate is being delivered, if any, will exist, no Default under the Credit Agreement or any event or circumstance which constitutes, or with notice or lapse of time (or both) would constitute, an Event of Default.

Exhibit C-1

(f) The financial statements furnished to the Administrative Agent with this certificate fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, the [fiscal quarter] [fiscal year] ending             and such financial statements have been prepared in accordance with the accounting procedures specified in the Credit Agreement.

(g) Attached hereto are the detailed computations necessary to determine whether the Borrower and its Consolidated Subsidiaries are in compliance with Sections 9.12 and 9.13 of the Credit Agreement as of the end of the [fiscal quarter] [fiscal year] ending             .

EXECUTED AND DELIVERED this             day of             201    .

CONTANGO OIL & GAS COMPANY

By:
Name:
Title:

Exhibit C-2

EXHIBIT D

SECURITY INSTRUMENTS

1.	Guaranty Agreement among Contango Energy Company, Contango Operators, Inc., Conterra Company, Contaro Company, Contango Mining Company, Contango Alta Investments, Inc., Contango Venture Capital Corporation, Crimson Exploration Inc. and Crimson Exploration Operating, Inc., in favor of the Administrative Agent and the Beneficiaries.

2.	Pledge Agreement and Assignment (the “Pledge Agreement”) among the Borrower, Contango Oil & Gas Company, Contango Energy Company, Crimson Exploration Inc., Contango Mining Company and the Administrative Agent.

3.	UCC-1’s filed in connection with the Pledge Agreement, naming the following as “debtor”:

a.	Contango Oil & Gas Company

b.	Contango Energy Company

c.	Crimson Exploration Inc.

d.	Contango Mining Company

4.	Stock powers for each pledged corporation

5.	Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement of Crimson Exploration Operating Inc., a Delaware corporation, in favor of Mark Lumpkin, Jr., as Trustee, for the benefit of the Administrative Agent (the “Crimson Mortgage”)

6.	UCC-1 Financing Statement (Louisiana) relating to the Crimson Mortgage

7.	Mortgage, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement of Contango Operators, Inc., a Delaware corporation in favor of the Administrative Agent (the “Contango Mortgage”)

8.	UCC-1 Financing Statement (Louisiana) relating to the Contango Mortgage

Exhibit D-1

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of October 1, 2013 (as amended, restated, supplemented or otherwise modified from time to time and in effect on the date hereof, the “Credit Agreement”), among CONTANGO OIL & GAS COMPANY (the “Borrower”), the Lenders named therein and Royal Bank of Canada, as Administrative Agent for the Lenders and Issuing Bank. Capitalized terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit and LC Exposure held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption is being delivered to the Administrative Agent (with a copy to the Borrower) together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 4.06 of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 12.06 of the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment (“Assignment Date”):

Exhibit E-1

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned Loans:	$		%

The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name: Title:

[Name of Assignee], as Assignee

By:
Name: Title:

Exhibit E-2

The undersigned hereby consent to the within assignment:1

ROYAL BANK OF CANADA, as Administrative Agent

By:
Name:
Title:

CONTANGO OIL & GAS COMPANY, a Delaware corporation

By:
Name:
Title:

[1]	Consents to be included to the extent required by Section 12.06(b)(iii) of the Credit Agreement.

Exhibit E-3

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Contango Oil & Gas Company, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and each lender from time to time party thereto.

Pursuant to the provisions of Section 4.06 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201[ ]

Exhibit F-1-1

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Contango Oil & Gas Company, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and each lender from time to time party thereto.

Pursuant to the provisions of Section 4.06 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 201[ ]

Exhibit F-2-1

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Contango Oil & Gas Company, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and each lender from time to time party thereto.

Pursuant to the provisions of Section 4.06 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit F-3-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 201[ ]

Exhibit F-3-2

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purpose)

Reference is hereby made to the Credit Agreement dated as of October 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Contango Oil & Gas Company, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and each lender from time to time party thereto.

Pursuant to the provisions of Section 4.06 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section (c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-81MY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-81MY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Exhibit F-4-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 201[ ]

Exhibit F-4-2

EXHIBIT G

FORM OF LEGAL OPINIONS

(a)	Legal Opinion of Simpson Thacher & Bartlett LLP

(b)	Legal Opinion of Liskow & Lewis

Exhibit G-1